EXHIBIT 10.14

                        CREDIT AGREEMENT

             --------------------------------------

                     GENESIS CRUDE OIL, L.P.,

                           as Borrower,

                      GENESIS ENERGY, L.L.C.,

                           as Guarantor,

                      GENESIS ENERGY, L.P.,

                           as Guarantor,

                    CITICORP NORTH AMERICA, INC.,

          as Administrative Agent and Collateral Agent,

                  CITICORP NORTH AMERICA, INC.,

                  as Arranger and Book Manager,

               and CERTAIN FINANCIAL INSTITUTIONS,

                          as Lenders

             --------------------------------------

                          $150,000,000

                 Dated as of December 19, 2001



                        TABLE OF CONTENTS

                                                                  Page

Article I - Definitions and References                              1
     Section 1.1. Defined Terms                                     1
     Section 1.2. Exhibits and Schedules; Additional Definitions    26
     Section 1.3. Amendment of Defined Instruments                  27
     Section 1.4. References and Titles                             27
     Section 1.5. Calculations and Determinations                   27
     Section 1.6. Joint Preparation; Construction of Indemnities
                    and Releases                                    28

Article II - The Loans and Letters of Credit                        28
     Section 2.1. Commitments to Lend; Notes                        28
     Section 2.2. Requests for New Loans                            29
     Section 2.3. Continuations and Conversions of Existing Loans   30
     Section 2.4. Use of Proceeds                                   31
     Section 2.5. Optional Prepayments of Loans                     31
     Section 2.6. Mandatory Prepayments                             31
     Section 2.7. Letters of Credit                                 32
     Section 2.8. Requesting Letters of Credit                      33
     Section 2.9. Reimbursement and Participations                  34
     Section 2.10. No Duty to Inquire                               35
     Section 2.11. LC Collateral                                    36
     Section 2.12. Interest Rates and Fees; Reduction in Commitment 38
     Section 2.13. Borrowing Base Reporting                         39

Article III - Payments to Lenders                                   39
     Section 3.1. General Procedures                                39
     Section 3.2. Capital Reimbursement                             40
     Section 3.3. Increased Cost of LIBOR Loans or Letters of
                    Credit                                          41
     Section 3.4. Notice; Change of Applicable Lending Office       41
     Section 3.5. Availability                                      42
     Section 3.6. Funding Losses                                    42
     Section 3.7. Reimbursable Taxes                                42
     Section 3.8. Replacement of Lenders                            44

Article IV - Conditions Precedent to Credit                         44
     Section 4.1. Documents to Be Delivered                         44
     Section 4.2. Additional Conditions Precedent                   46

Article V - Representations and Warranties                          47
     Section 5.1. No Default                                        47
     Section 5.2. Organization and Good Standing                    47
     Section 5.3. Authorization                                     48
     Section 5.4. No Conflicts or Consents                          48
     Section 5.5. Enforceable Obligations                           48
     Section 5.6. Initial Financial Statements                      48
     Section 5.7. Other Obligations and Restrictions                49
     Section 5.8. Full Disclosure                                   49
     Section 5.9. Litigation                                        49
     Section 5.10. Labor Disputes and Acts of God                   49
     Section 5.11. ERISA Plans and Liabilities                      50
     Section 5.12. Compliance with Laws                             50
     Section 5.13. Environmental Laws                               50
     Section 5.14. Names and Places of Business                     52
     Section 5.15. Borrower's Subsidiaries                          52
     Section 5.16. Title to Properties; Licenses                    53
     Section 5.17. Government Regulation                            53
     Section 5.18. Insider                                          53
     Section 5.19. Solvency                                         53
     Section 5.20. Credit Arrangements                              54
     Section 5.21. Real Property                                    54

Article VI - Affirmative Covenants                                  54
     Section 6.1. Payment and Performance                           54
     Section 6.2. Books, Financial Statements and Reports           54
     Section 6.3. Other Information and Inspections                 57
     Section 6.4. Notice of Material Events and Change of
                    Address                                         57
     Section 6.5. Maintenance of Properties                         58
     Section 6.6. Maintenance of Existence and Qualifications       58
     Section 6.7. Payment of Trade Liabilities, Taxes, Etc          58
     Section 6.8. Insurance                                         58
     Section 6.9. Performance on Borrower's Behalf                  59
     Section 6.10. Interest                                         59
     Section 6.11. Compliance with Agreements and Law               59
     Section 6.12. Environmental Matters; Environmental Reviews     59
     Section 6.13. Evidence of Compliance                           60
     Section 6.14. Agreement to Deliver Security Documents          60
     Section 6.15. Perfection and Protection of Security
                     Interests and Liens                            60
     Section 6.16. Bank Accounts; Offset                            61
     Section 6.17. Guaranties of Subsidiaries                       61
     Section 6.18. Compliance with Agreements                       61
     Section 6.19. Rents                                            62
     Section 6.20. Operating Practices                              62
     Section 6.21. Evaluation                                       62

Article VII - Negative Covenants                                    63
     Section 7.1. Indebtedness                                      63
     Section 7.2. Limitation on Liens                               63
     Section 7.3. Hedging Contracts                                 65
     Section 7.4. Limitation on Mergers, Issuances of Securities    65
     Section 7.5. Limitation on Sales of Property                   66
     Section 7.6. Limitation on Dividends and Redemptions           67
     Section 7.7. Limitation on Investments and New Businesses      67
     Section 7.8. Limitation on Credit Extensions                   68
     Section 7.9. Transactions with Affiliates                      68
     Section 7.10. Prohibited Contracts                             68
     Section 7.11. Current Ratio                                    68
     Section 7.12. Leverage Ratio                                   69
     Section 7.13. Interest Coverage Ratio                          69
     Section 7.14. Capital Expenditures                             69
     Section 7.15. Open Position Certain Permitted Financial
                     Instruments; NYMEX Transactions                70
     Section 7.16. Redelivery of Borrowing Base Report              71

Article VIII - Events of Default and Remedies                       71
     Section 8.1. Events of Default                                 71
     Section 8.2. Remedies                                          75

Article IX - The Agents                                             75
     Section 9.1. Authorization and Action                          75
     Section 9.2. Agents' Reliance, Etc.                            75
     Section 9.3. Administrative Agent and Affiliates               76
     Section 9.4. Lender Party Credit Decision                      76
     Section 9.5. Indemnification                                   76
     Section 9.6. Successor Agents                                  77

Article X - Miscellaneous                                           78
     Section 10.1. Waivers and Amendments; Acknowledgment           78
     Section 10.2. Survival of Agreements; Cumulative Nature        80
     Section 10.3. Notices                                          80
     Section 10.4. Payment of Expenses; Indemnity                   81
     Section 10.5. Joint and Several Liability Parties in
                     Interest Assignments; Replacement Notes        82
     Section 10.6. Confidentiality                                  85
     Section 10.7. Governing Law; Submission to Process             85
     Section 10.8. Limitation on Interest                           86
     Section 10.9. Termination; Limited Survival                    87
     Section 10.10. Severability                                    87
     Section 10.11. Counterparts                                    87
     Section 10.12. Waiver of Jury Trial, Punitive Damages, Etc.    87

Schedules and Exhibits:

Schedule 1  - Lender Schedule
Schedule 2  - Disclosure Schedule
Schedule 3  - Security Schedule
Schedule 4  - Insurance Schedule
Schedule 5  - Borrowing Base Procedures
Schedule 6  - Real Property
Schedule 7  - Mortgages

Exhibit A  - Form of Promissory Note
Exhibit B  - Form of Borrowing Notice
Exhibit C  - Form of Continuation/Conversion Notice
Exhibit D  - Forms of Letter of Credit
Exhibit E  - Form of Letter of Credit Application and Agreement
Exhibit F  - Form of Certificate Accompanying Financial
              Statements
Exhibit G  - Form of Borrowing Base Report
Exhibit H  - Form of Environmental Compliance Certificate
Exhibit I  - Form of Assignment and Acceptance Agreement
Exhibit J  - Form of Solvency Certificate

                        CREDIT AGREEMENT

       THIS CREDIT AGREEMENT is made as of December 19, 2001, by and among GENESIS CRUDE OIL, L.P. ("Borrower"), a Delaware limited partnership, GENESIS ENERGY, L.L.C. ("General Partner"), a Delaware limited liability company, GENESIS ENERGY, L.P. ("Genesis Energy, L.P."), a Delaware limited partnership, and CITICORP NORTH AMERICA, INC., as administrative agent and collateral agent (in such capacity, "Administrative Agent" and "Collateral Agent" ), CITICORP NORTH AMERICA, INC., as arranger and book manager (in such capacity, "Lead Arranger and Book Manager"), and the Lenders referred to below.

                       W I T N E S S E T H:

       In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by Lenders to, and the Letters of Credit that may hereafter be issued by the LC Issuer for the account of, Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

          ARTICLE I - Definitions and References

       Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

       "Acceptable Issuer" means any national or state bank or trust company which is organized under the laws of the United States of America or any state thereof or any branch licensed to operate under the laws of the United States of America or any state thereof, which is a branch of a bank organized under any country which is a member of the Organization for Economic Cooperation and Development, in each case which has capital, surplus and undivided profits of at least $500,000,000 and whose commercial paper is rated at least P-1 by Moody's or A-1 by S&P.

       "Account" shall have the meaning given that term in the UCC.

       "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

       "Administrative Agent" means Citicorp North America, Inc., as Administrative Agent hereunder, and its successors in such capacity.

       "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. Notwithstanding anything to the contrary contained herein, for the purposes of this Agreement, none of Citicorp North America, Inc., Citibank, N.A., Salomon Smith Barney Holdings Inc. or Salomon Brothers Holding Company Inc. shall be deemed to be an Affiliate of any Restricted
Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

       (a)	to vote 20% or more of the securities (on a fully
diluted basis) having ordinary voting power for the election of directors or managing general partners; or

       (b)	to direct or cause the direction of the
management and policies of such Person whether by contract or otherwise.

       "Agent" means each of Administrative Agent and Collateral
Agent.

       "Agreement" means this Credit Agreement, as it may be amended in accordance with the terms hereof.

       "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of Base Rate Loans and such Lender's LIBOR Lending Office in the case of LIBOR Loans.

       "Applicable Leverage Level" means the level set forth below that corresponds to the ratio of (i) Consolidated Funded
Indebtedness to (ii) the Consolidated EBITDA for the applicable period of four Fiscal Quarters (the "Leverage Ratio"):

            Applicable
          Leverage Level              Leverage Ratio
          --------------  --------------------------------------
          Level I         greater than or equal to 5.00 to 1.00
          Level II        greater than or equal to 4.50 to 1.00
                            but less than 5.00 to 1.00
          Level III       greater than or equal to 4.00 to 1.00
                            but less than 4.50 to 1.00
          Level IV        greater than or equal to 3.50 to 1.00
                            but less than 4.00 to 1.00
          Level V         greater than or equal to 3.00 to 1.00
                            but less than 3.50 to 1.00
          Level VI        less than 3.00 to 1.00

On the date hereof the Applicable Leverage Level shall be Level
III. The Leverage Ratio shall be determined quarterly after the date hereof from time to time by Administrative Agent within two
(2) Business Days after Administrative Agent's receipt of Genesis Energy, L.P.'s Consolidated financial statements for the immediate preceding Fiscal Quarter beginning with its receipt of the financial statements for the quarter ended December 31, 2001 based upon: (i) Consolidated Funded Indebtedness as of the end of such Fiscal Quarter, and (ii) the Consolidated EBITDA for the four Fiscal Quarters ending with such Fiscal Quarter. The Applicable Leverage Level shall become effective upon such determination of the Leverage Ratio by Administrative Agent and shall remain effective until the next such determination by Administrative Agent of the Leverage Ratio.

       "Approved Eligible Receivables" means each Eligible Receivable (other than Eligible Exchange Balances) (a) from a Person whose Debt Rating is either at least Baa3 by Moody's or at least BBB- by S&P; (b) fully and unconditionally guaranteed as to payment by a Person whose Debt Rating is either at least Baa3 by Moody's or at least BBB- by S&P; (c) from any other Person Currently Approved by Majority Lenders; or (d) fully covered by a letter of credit from an Acceptable Issuer.

       "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

       (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

       (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United
States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Purchaser of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation
(or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

       (c)  1/2 of one percent per annum above the Federal
Funds Rate.

       "Base Rate Loan" means a Loan which does not bear interest at the LIBOR Rate.

       "Base Rate Margin" means (i) from the date hereof through but not including the six-month anniversary of the date hereof, ..50% per annum, and (ii) on and after the six-month anniversary of the date hereof, the percent per annum set forth below based on the Applicable Leverage Level in effect on such date.

                  Applicable
                 Leverage Level   Base Rate Margin
                 --------------   ----------------
                   Level I             1.25%
                   Level II            1.00%
                   Level III           0.75%
                   Level IV            0.50%
                   Level V             0.25%
                   Level VI            0.00%

Changes in the applicable Base Rate Margin will occur automatically without prior notice as changes in the Applicable
Leverage Level occur. Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Base Rate
Margin.

       "Borrower" means Genesis Crude Oil, L.P., a Delaware limited partnership.

       "Borrowing" means a borrowing of new Loans of a single Type pursuant to Section 2.2 or a Continuation or Conversion of all or a portion of an existing Loan (whether alone or as a combination with a new Loan) into a single Type (and, in the case of LIBOR Loans, with the same Interest Period) pursuant to
Section 2.3.

       "Borrowing Base" means the remainder of (a) minus (b) below as of the date of determination (without duplication):

(a)	the sum of the following as of the date of
determination:

       (i)	100% of Eligible Cash Equivalents; plus

       (ii)	90% of Approved Eligible Receivables; plus

       (iii)	the lesser of (A) 85% of Other Eligible
Receivables or (B) one third (1/3) of the sum of the amounts of clauses (a)(i) plus (a)(ii); plus

       (iv)	85% of Eligible Margin Deposits; plus

       (v)	95% of Hedged Eligible Inventory plus 100%
of Other Eligible Inventory Value; plus

       (vi)	80% of Eligible Exchange Balances; plus

       (vii)	100% of all Paid but Unexpired Letters
of Credit

       MINUS

(b)	the following as of the date of determination:

       (i)	100% of First Purchase Crude Payables; plus

       (ii)	100% of Other Priority Claims; plus

       (iii)	The Estimate Adjustment Amount as
provided in Section 2.13.

       "Borrowing Notice" means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

       "Business Day" means any day, other than a Saturday, Sunday or day which shall be in New York City a legal holiday or day on which banking institutions are required or authorized to close. Any Business Day in any way relating to LIBOR Loans (such as the day on which an Interest Period begins or ends) must also be a day on which commercial banks settle payments in London.

       "Capital Expenditures" means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Indebtedness (including obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

       "Capital Lease" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

       "Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

       "Cash Equivalents" means Investments in:

       (a)	marketable obligations, maturing within 12 months
after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

       (b)	demand deposits and time deposits (including
certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated at least Aa3 by Moody's or AA- by S&P;

       (c)	repurchase obligations with a term of not more
than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;

       (d)	open market commercial paper, maturing within 270
days after acquisition thereof, which are rated at least P-
1 by Moody's or A-l by S&P; and

       (e)	money market or other mutual funds substantially
all of whose assets comprise securities of the types described in subsections (a) through (d) above.

       "Change of Control" means the occurrence of any of the following events: (i) any Person or group of Persons acting in concert as a partnership or other group (a "Group of Persons") other than General Partner and the other holders of partnership interests in Genesis Energy, L.P. as of the date hereof shall be the legal or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 25% or more of the combined voting power of the then total partnership interests (including all securities which are convertible into partnership interests) of Genesis Energy, L.P., or (ii) Genesis Energy, L.P. shall cease to be the sole legal and beneficial owner (as defined above) of at least ninety percent (90%) of the limited partnership interests of Borrower (including all securities which are convertible into limited partner interests), or (iii) the General Partner shall cease to be the sole general partner of Genesis Energy, L.P., the Borrower, Genesis Pipeline Texas, L.P. and Genesis Pipeline USA L.P. or
(iv) Salomon shall own, directly or indirectly, less than 100% of the combined voting power of the equity interests in the General Partner.

       "Citibank" means Citibank, N.A., a national banking association.

       "Citibank LC Collateral Account" means an account held by Administrative Agent for the benefit of Citibank and the Lenders in accordance with the terms hereof.

       "Citibank LC Loan" shall have the meaning set forth in
Section 2.7(b).

       "Citibank LC Loan Rate" means the related LIBOR Rate plus
..125%.

       "Citibank Letter of Credit" means each Letter of Credit which, upon the request of the Borrower pursuant to Section
2.7(B), is issued by Citibank.

       "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

       "Collateral" means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Collateral Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case granted or created to secure all or part of the Obligations.

       "Collateral Agent" has the meaning set forth in the Security Documents.

       "Commitment Fee Rate" means, on any day (i) from the date hereof through but not including the six-month anniversary of the date hereof, 0.50% per annum, and (ii) on and after the six-month anniversary of the date hereof, the rate per annum set forth below based on the Applicable Leverage Level on such date.

          Applicable Leverage Level        Commitment Fee Rate
       -------------------------------     -------------------
       Level I                                  0.750%
       Level II, Level III or Level IV          0.500%
       Level V or Level VI                      0.375%

Changes in the applicable Commitment Fee Rate will occur automatically without prior notice as changes in the Applicable
Leverage Level occur. Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Commitment
Fee Rate.

       "Commitment Period" means the period from and including the date hereof until December 31, 2003 (or, if earlier, the day on which (i) the obligation of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have terminated, (ii) the obligation of LC Issuer to issue Letters of Credit hereunder has terminated, or (iii) the Notes first become due and payable in full, whichever shall first occur).

       "Consolidated" refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person's Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

       "Consolidated EBITDA" means, for any period, the sum of (1) the Consolidated Net Income of Borrower and its Consolidated Subsidiaries during such period, plus (2) all interest expense which was deducted in determining such Consolidated Net Income for such period, plus (3) all income taxes (including any franchise taxes to the extent based upon net income) which were deducted in determining such Consolidated Net Income, plus (4) all depreciation, amortization (including amortization of good will and debt issue costs) and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP) which were deducted in determining such Consolidated Net Income, minus (5) all non-cash items of income which were included in determining such Consolidated Net Income.

       "Consolidated Funded Indebtedness" means as of any date, the sum of the following (without duplication): (i) all Indebtedness which is classified as "long-term indebtedness" on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as "long-term indebtedness" at the creation thereof,
(ii) indebtedness for borrowed money of Borrower and its Consolidated Subsidiaries outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period of more than one year, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, and (iii) Indebtedness in respect of Capital Leases of Borrower and its Consolidated Subsidiaries. For purposes of the definition of Consolidated Funded Indebtedness, all such Indebtedness and indebtedness for borrowed money shall be calculated on an average daily basis for the relevant period.

       "Consolidated Net Income" means, for any period, Borrower's and its Subsidiaries' gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus Borrower's and its Subsidiaries' expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis after eliminating earnings or losses attributable to outstanding minority interests (other than the minority interest in Borrower held by the General Partner) and excluding the net earnings of any Person other than a Subsidiary in which Borrower or any of its Subsidiaries has an ownership interest. Consolidated Net Income shall not include (i) any gain or loss from the sale of assets, (ii) any extraordinary gains or losses (it being understood that (x) up to $2,000,000 of any penalty assessed by any Tribunal in connection with the Pipeline Release, and (y) up to $800,000 incurred by Borrower in connection with employee severance costs during the first Fiscal Quarter of 2002 shall be considered to be "extraordinary losses" for the purposes of this clause (ii)) or (iii) any non-cash gains or losses resulting from mark to market activity as a result of the implementation of SFAS 133.

       "Consolidated Net Worth" means the remainder of all Consolidated assets, as determined in accordance with GAAP, of Borrower and its Subsidiaries minus the sum of (a) Borrower's Consolidated liabilities, as determined in accordance with GAAP, and (b) all outstanding Minority Interests (other than the minority interest in Borrower held by the General Partner).
The effect of any increase or decrease in net worth in any period as a result of items of income or loss not reflected in the determination of net income but reflected in the determination of comprehensive income (to the extent provided under GAAP as in effect on the date hereof) shall be excluded in determining Consolidated Net Worth. "Minority Interests" means the book value of any equity interests in any of Borrower's Subsidiaries which equity interests are owned by a Person other than Borrower or a Wholly Owned Subsidiary of Borrower

       "Continuation/Conversion Notice" means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

       "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 2.3 hereof of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest
Period.

       "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.

       "Current Trading Month" has the meaning given that term in
Section 7.15.

       "Currently Approved by Majority Lenders" means such Person (including a limit on the maximum credit exposure to any such Person), storage location, pipeline, form of Letter of Credit or other matter as the case may be, as reflected in the most recent written notice given by Administrative Agent to Borrower as being approved by Majority Lenders. Each such written notice will supersede and revoke each prior notice.

       "Debt Coverage Ratio" shall have the meaning given that term in Section 7.12.

       "Debt Rating" means with respect to a Person, the rating then in effect by a Rating Agency for the long term senior unsecured non-credit enhanced debt of such Person.

       "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

       "Default Rate" means (A) in the case of any Loan other than an Over-Advance Loan, at the time in question, (i) two percent (2%) per annum plus the applicable LIBOR Rate Margin plus the LIBOR Rate then in effect for any LIBOR Loan (up to the end of the applicable Interest Period) or (ii) two percent (2%) per annum plus the applicable Base Rate Margin plus the Base Rate for each Base Rate Loan; and (B) in the case of any Loan that is an Over-Advance Loan, (i) two percent (2%) per annum plus the applicable Over-Advance LIBOR Rate Margin plus the LIBOR Rate then in effect for any LIBOR Loan (up to the end of the applicable Interest Period) or (ii) two percent (2%) per annum plus the applicable Over-Advance Base Rate Margin plus the Base Rate for each Base Rate Loan; provided, however, the Default
Rate shall never exceed the Highest Lawful Rate.

       "Default Rate Period" means (i) any period during which an Event of Default, other than pursuant to Section 8.1(a) or (b) or Section 8.1(i)(i)(ii)(iii), is continuing, provided that such period shall not begin until notice of the commencement of the Default Rate has been given to Borrower by Administrative Agent upon the instruction by Majority Lenders and (ii) any period during which any other Event of Default is continuing unless Borrower has been notified otherwise by Administrative Agent upon the instruction by Majority Lenders.

       "Disclosure Schedule" means Schedule 2 hereto.

       "Dollars" and "$" means the lawful currency of the United
States of America, except where otherwise specified.

       "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" in the Lender Schedule hereto, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

       "Eligible Cash Equivalents" means Cash Equivalents in which Borrower has lawful and absolute title, which are free from any express or implied at law Lien, trust or other beneficial interest, in which Collateral Agent holds a fully perfected first-priority security interest (subject only to the Salomon
Lien) prior to the rights of, and enforceable as such against, any other Persons pursuant to an account agreement satisfactory to Collateral Agent and which remain under the sole dominion and control of Collateral Agent.

       "Eligible Exchange Balances" means each Approved Eligible Receivable (including for this purpose only either the right to receive Petroleum Inventory in kind or to receive money) arising from the trading, lending, borrowing or exchange of Petroleum Inventory, net of any netted obligations or other offsets or counterclaims determined in accordance with prices set forth in the applicable exchange contracts, based on current value at the Market Price, in which Borrower has lawful and absolute title, which is not subject to any Lien in favor of any Person (other than Permitted Inventory Liens), and which is subject to a fully perfected first-priority security interest (subject only to Permitted Inventory Liens) in favor of Collateral Agent pursuant to the Loan Documents prior to the rights of, and enforceable as such against, any other Persons minus without duplication the amount of any Permitted Inventory Lien on any Petroleum Inventory receivable in kind.

       "Eligible Inventory" means inventories of Petroleum Inventory in which Borrower has lawful and absolute title (specifically excluding, however, tank bottoms), which are not subject to any Lien in favor of any Person (other than Permitted Inventory Liens and the Salomon Lien), which are subject to a fully perfected first priority security interest (subject only to Permitted Inventory Liens and the Salomon Lien) in favor of Collateral Agent pursuant to the Loan Documents prior to the rights of, and enforceable as such against, any other Person, which are otherwise satisfactory to Majority Lenders in their reasonable business judgment and which are located in storage locations (including pipelines) which are either (a) owned by a Restricted Person or (b) Currently Approved by Majority Lenders minus without duplication the amount of any Permitted Inventory Lien on any such inventory. Eligible Inventory shall specifically exclude inventory to be delivered in the current or next succeeding trading month.

       "Eligible Margin Deposit" means net equity value of investments by Borrower in margin deposit accounts with commodities brokers on nationally recognized exchanges subject to a perfected security interest in favor of Collateral Agent and a three-party agreement among Borrower, Administrative Agent and the depository institution, in form and substance satisfactory to Collateral Agent.

       "Eligible Receivables" means, at the time of any determination thereof (and without duplication), each Account and, with respect to each determination made on or after the 20th day of each calendar month and prior to the first day of the next calendar month, each amount which will be, in the good faith estimate reasonably determined by Borrower, an Account of the Borrower with respect to sales and deliveries of Petroleum Inventory during such calendar month or deliveries of Petroleum Inventory during the next calendar month under firm written purchase and sale agreements, in either event as to which the following requirements have been fulfilled (or as to future Accounts, will be fulfilled as of the date of such sales and deliveries of Petroleum Inventory), to the reasonable satisfaction of Administrative Agent:

       (i)	Borrower has lawful and absolute title to such
Account;

       (ii)	such Account is a valid, legally enforceable
obligation of an Account Debtor payable in Dollars, arising from the sale and delivery of Petroleum Inventory to such Person in the United States of America in the ordinary course of business of Borrower, to the extent of the volumes of Petroleum Inventory delivered to such Person prior to the date of determination;

       (iii)	there has been excluded from such Account
(A) any portion that is subject to any dispute, rejection, loss, non-conformance, counterclaim or other claim or defense on the part of any Account Debtor or to any claim on the part of any Account Debtor denying liability under such Account, and (B) the amount of any account payable or other liability owed by Borrower to the Account Debtor on such Account, whether or not a specific netting agreement may exist, excluding, however, any portion of any such account payable or other liability which is at the time in question covered by a Letter of Credit;

       (iv)	Borrower has the full and unqualified right to
assign and grant a security interest in such Account to Collateral Agent as security for the Obligation;

       (v)	such Account (A) is evidenced by an invoice
rendered to the Account Debtor, or (B) represents the uninvoiced amount in respect of volumes of Petroleum
Inventory scheduled to be delivered by Borrower in the current or next-following calendar month, is governed by a purchase and sale agreement, exchange agreement or other written agreement, and in either event such Account is not evidenced by any promissory note or other instrument;

       (vi)	such Account is not subject to any Lien in favor
of any Person and is subject to a fully perfected first priority security interest (subject only the Salomon Lien) in favor of Collateral Agent pursuant to the Loan
Documents, prior to the rights of, and enforceable as such against, any other Person except for a Lien in respect of First Purchase Crude Payables;

       (vii)	such Account is due not more than 30 days
following the last day of the calendar month in which the Petroleum Inventory delivery occurred and is not more than 30 days past due (except that Accounts of a single Account
Debtor in excess of $250,000 which are not Approved
Eligible Receivables shall be excluded from Eligible
Receivables if not paid on or before the third Business Day after the due date);

       (viii)	such Account is not payable by an Account
Debtor with more than twenty percent (20%) of its Accounts to Borrower that are outstanding more than 30 days from the invoice date;

       (ix)	the Account Debtor in respect of such Account (A)
is located, is conducting significant business or has significant assets in the United States of America or is a Person Currently Approved by Majority Lenders, (B) is not an Affiliate of Borrower, and (C) is not the subject of any event of the type described in Section 8.1(i);

       (x)	the Account Debtor in respect of such Account is
not a governmental authority, domestic or foreign; and

       (xi)	such Account is not the obligation of an Account
Debtor that Administrative Agent or Majority Lenders determine in good faith that there is a legitimate concern over the timing or collection of such receivable.

       "Eligible Transferee" means a Person which either (a) is a Lender or an Affiliate of a Lender, or (b) is consented to as an Eligible Transferee by Administrative Agent and, so long as no Default or Event of Default is continuing, by Borrower, which consents in each case will not be unreasonably withheld
(provided that no Person organized outside the United States may be an Eligible Transferee if Borrower would be required to pay withholding taxes on interest or principal owed to such Person).

       "Enron Payment" means the payment due from Enron Reserve
Acquisition Corporation to Borrower payable on December 20,
2001.

       "Environmental Laws" means any and all Laws relating to the environment, health or safety, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes or Hazardous Materials into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

       "ERISA Affiliate" means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Code.

       "ERISA Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained at any time by any ERISA
Affiliate with respect to which any Restricted Person has a fixed or contingent liability.

       "Event of Default" has the meaning given to such term in
Section 8.1.

       "Existing Credit Agreement" means that certain Credit
Agreement, dated as of June 6, 2000, by and between Genesis
Crude Oil, L.P., as Borrower, and BNP Paribas, as Lender.

       "Facility Usage" means, at the time in question, the aggregate amount of outstanding Loans and LC Obligations at such time.

       "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business
Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative
Agent on such day on such transactions as determined by Administrative Agent.

       "First Purchase Crude Payables" means the unpaid amount of any payable obligation related to the purchase of Petroleum Inventory by Borrower which Administrative Agent determines will be secured by a statutory Lien, including but not limited to the statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma or any other state to the extent such payable obligation is not at the time in question covered by a Letter of Credit.

       "Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

       "Fiscal Year" means a twelve-month period ending on December 31 of any year.

       "Fixed Charges" means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between Genesis Energy, L.P. and its Subsidiaries and all other items required to be eliminated in the course of the preparation of Consolidated financial statements of Genesis Energy, L.P. and its Subsidiaries in accordance with GAAP): (a) all interest and commitment fees in respect of Indebtedness of Genesis Energy, L.P. or any of its Subsidiaries (including imputed interest on Capital Lease Obligations) which are accrued during such period and whether expensed in such period or capitalized; plus (b) all fees, expenses and charges in respect of letters of credit issued for the account of Genesis Energy, L.P. or any of its Subsidiaries, which are accrued during such period and whether expensed in such period or capitalized; plus (c) payments of principal in respect of Indebtedness of Genesis Energy, L.P. or its Subsidiaries (including the principal component of payments under Capital Leases) paid or payable in such period (other than payments of principal of Loans which are available to be reborrowed hereunder).

       "Floating Price Contract" has the meaning given that term in Section 7.15.

       "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower or with respect to Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Majority Lenders agree to such change insofar as it affects the accounting of Borrower or of Borrower and its Consolidated Subsidiaries.

       "General Partner" means Genesis Energy, L.L.C., a Delaware limited liability company.

       "Genesis Energy, L.P." means Genesis Energy, L.P., a
Delaware limited partnership.

       "Guarantors" means Genesis Energy, L.L.C., Genesis Energy, L.P., Genesis Pipeline USA, L.P., and Genesis Pipeline Texas, L.P. and any other Person who has guaranteed some or all of the Obligations and who has been accepted by Administrative Agent as a Guarantor or any Subsidiary of Genesis Energy, L.L.C. which now or hereafter executes and delivers a guaranty to Collateral Agent pursuant to Section 6.17.

       "Hazardous Materials" means any substances designated, classified, regulated or defined under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

       "Hedged Eligible Inventory" means Eligible Inventory with respect to which the price risk has been (a) hedged for delivery within the next 190 days by either

       (i)	a contract on the NYMEX arranged through brokers
approved by Administrative Agent and with whom a three-party agreement among Borrower, Collateral Agent and such broker has been entered in form and substance satisfactory to Collateral Agent; or

       (ii)	a contract for a specified price for physical
delivery of such inventory to a counterparty whose Account would qualify as an Approved Eligible Receivable;

or (b) otherwise hedged in a manner satisfactory to Majority Lenders. The value of Hedged Eligible Inventory shall be the volume of the inventory times the prices fixed in such hedge, minus all storage, transportation and other applicable costs.

       "Hedging Contract" means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

       "Highest Lawful Rate" means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

       "Indebtedness" of any Person means its Liabilities (without duplication) in any of the following categories:

       (a)	Liabilities for borrowed money,

       (b)	Liabilities constituting an obligation to pay the
deferred purchase price of property or services,

       (c)	Liabilities evidenced by a bond, debenture, note
or similar instrument,

       (d)	Liabilities (other than reserves for taxes and
reserves for contingent obligations) which (i) would under GAAP be shown on such Person's balance sheet as a liability and (ii) are payable more than one year from the date of creation or incurrence thereof,

       (e)	Liabilities arising under Hedging Contracts (on a
net basis to the extent netting is provided for in the applicable Hedging Contract),

       (f)	Liabilities constituting principal under Capital
Leases,

       (g)	Liabilities arising under conditional sales or
other title retention agreements,

       (h)	Liabilities owing under direct or indirect
guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase
Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection,

       (i)	Liabilities consisting of an obligation to
purchase or redeem securities or other property, if such Liabilities arises out of or in connection with the sale or issuance of the same or similar securities or property (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements),

       (j)	Liabilities with respect to letters of credit or
applications or reimbursement agreements therefor,

       (k)	Liabilities with respect to banker's acceptances,
or

       (l)	Liabilities with respect to obligations to
deliver goods or services in consideration of advance payments therefor;

provided, however, that the "Indebtedness" of any Person shall not include Liabilities that were incurred in the ordinary course of business by such Person on ordinary trade terms to vendors, suppliers or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 120 days after the date the respective goods are delivered or the respective services are rendered, other than Liabilities contested in good faith by appropriate proceedings, if required, and for which adequate reserves are maintained on the books of such Person in accordance with GAAP.

       "Injection Station" means each injection station owned or leased by any Restricted Person or any of its Subsidiaries as set forth on Part III of Schedule 6.

       "Initial Financial Statements" means (i) the audited Consolidated financial statements of Borrower as of December 31, 2000, (ii) the unaudited balance sheet and income statement of each Subsidiary of Borrower as of December 31, 2000, and (iii) the unaudited balance sheet and income statement of Borrower and each Subsidiary of Borrower as of September 30, 2001.

       "Insurance Schedule" means Schedule 4 attached hereto.

       "Interest Coverage Ratio" means, at any date of determination, the ratio of (c) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, all Indebtedness, in each case, of or by Borrower and its Subsidiaries for the then most recently ended
Measurement Period.

       "Interest Payment Date" means (a) with respect to each Base Rate Loan, the last day of each March, June, September and December beginning December 31, 2001, and (b) with respect to each LIBOR Loan, the last day of the Interest Period that is applicable thereto.

       "Interest Period" means, with respect to each particular LIBOR Loan in a Borrowing, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable thereto, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one, two or three months thereafter, as Borrower may elect in such notice; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, no Interest Period may be selected that would end after the last day of the Commitment Period.

       "Investment" means any investment made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property or by any other means.

       "Law" means any statute, law, regulation, ordinance, rule, treaty, judgment, code, order, decree, permit, policy or guidance, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, state, province or other political subdivision thereof, in each case, now or hereafter in effect and as amended.

       "LC Application" means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

       "LC Collateral" has the meaning given to such term in
Section 2.11(a).

       "LC Conditions" has the meaning set forth in Section
2.7(A).

       "LC Issuer" means Citicorp North America, Inc., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to Citicorp North America, Inc.

       "LC Obligations" means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC
Issuer or Citibank, if applicable, might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

       "Lender Parties" means Administrative Agent, the Collateral Agent, LC Issuer and all Lenders.

       "Lender Schedule" means Schedule 1 hereto.

       "Lenders" means each signatory hereto (other than Borrower and any other Restricted Person that is a party hereto), including Citicorp North America, Inc., in its capacity as a Lender hereunder rather than as Administrative Agent and Collateral Agent and LC Issuer, and the successors and each permitted assign of each such party as holder of a Note.

       "Letter of Credit" means any letter of credit issued by LC
Issuer hereunder and each Citibank Letter of Credit.

       "Letter of Credit Fee Rate" means, on any day (i) from the date hereof through but not including the six-month anniversary of the date hereof, 3.00% per annum, and (ii) on and after the six-month anniversary of the date hereof, the rate per annum set forth below based on the Applicable Leverage Level on such date.


               Applicable
             Leverage Level       LC Fee Rate
             --------------       -----------
                 Level I               4.5%
                 Level II              4.0%
                 Level III             3.5%
                 Level IV              3.0%
                 Level V               2.75%
                 Level VI              2.25%

Changes in the applicable Letter of Credit Fee Rate will occur automatically without prior notice as changes in the Applicable Leverage Level occur. Administrative Agent will give notice promptly to Borrower and Lenders (and, if applicable, Citibank) of changes in the Letter of Credit Fee Rate.

       "Leverage Ratio" means the ratio of (i) Consolidated Funded Indebtedness to (ii) Consolidated EBITDA for the Measurement Period most recently ended prior to the date of determination for which financial statements contemplated by Section 6.2(a) or
(b) are available, it being understood that, for the purposes of
Section 7.12, if, since the beginning of the Measurement Period ending on the date for which Consolidated EBITDA is determined, any Restricted Person shall have made any asset disposition or acquisition, shall have consolidated or merged with or into any Person (other than another Restricted Person), or shall have made any disposition or acquisition of a Restricted Person, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (i) in good faith by the chief financial officer of Borrower and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, except with the consent of Majority
Lenders.

       "Liabilities" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

       "LIBOR Lending Office" means, with respect to any Lender, the office of such Lender specified as its "LIBOR Lending Office" on the Lender Schedule hereto (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

       "LIBOR Loan" means a Loan that bears interest at a rate based upon the LIBOR Rate.

       "LIBOR Rate" means, as applicable to any LIBOR Loan within a Borrowing and with respect to the related Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) as determined on the basis of offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on Telerate
Page 3750 (or any successor page) as of 11:00 a.m. London time on the day that is two Business Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate system on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London time), on the date that is two Business Days prior to the beginning of such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/1000 of 1%). If both the Telerate and Reuters system are unavailable, then the LIBOR Rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such LIBOR Loan as selected by Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Business Days preceding the fist day of such LIBOR Loan. In the event that Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate pursuant to such LIBOR Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of any Lender, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" means the maximum aggregate reserve requirement (including all basic, supplemental, marginal, special, emergency and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D. Without limiting the effect of the foregoing, the Reserve Percentage shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined, or (b) any category of extensions of credit or other assets which include LIBOR Loans. The LIBOR Rate for any LIBOR Loan shall change whenever the Reserve Percentage changes.

       "LIBOR Rate Margin" means (i) from the date hereof through but not including the six-month anniversary of the date hereof, 3.00% per annum, and (ii) on and after the six-month anniversary of the date hereof, the percent per annum set forth below based on the Applicable Leverage Level in effect on such date.

                 Applicable
               Leverage Level      LIBOR Rate Margin
               --------------      -----------------
                  Level I                 4.50%
                  Level II                4.00%
                  Level III               3.50%
                  Level IV                3.00%
                  Level V                 2.75%
                  Level VI                2.25%

Changes in the applicable LIBOR Rate Margin will occur automatically without prior notice as changes in the Applicable
Leverage Level occur. Administrative Agent will give notice promptly to Borrower and Lenders of changes in the LIBOR Rate
Margin.

       "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

       "Loans" has the meaning given to such term in Section 2.1.

       "Loan Documents" means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

       "Maintenance Capital Expenditures" means, for any period, all amounts properly classified as capital expenditures under GAAP for maintenance of or repair or replacement of existing assets during such period or that are incurred to maintain existing operations.

       "Majority Lenders" means Lenders whose aggregate Percentage Shares equal or exceed sixty-six and two-thirds percent (66
2/3%).

       "Market Price" means on each day a spot price for the inventory of Petroleum Inventory being valued, determined by published prices and methodology approved by Administrative Agent from time to time, based on an index gravity and grade of Petroleum Inventory at a delivery point reflecting as nearly as practical the actual gravity, grade, and location of the Petroleum Inventory being valued, adjusted to reflect any differences in gravity and grade between the index Petroleum Inventory and the actual inventory and to reflect transportation costs or other appropriate location price differential from the actual location to the index location.

       "Material Adverse Change" means a material and adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) Genesis Energy, L.P., (b) Genesis Energy, L.P. and its Subsidiaries, considered as a whole, (c) Borrower's ability to timely pay the Obligations, or (d) the enforceability of the material terms of any Loan Document. Notwithstanding anything to the contrary contained herein, neither (i) the non-receipt by Borrower of the Enron Payment, (ii) the elimination by Borrower of its commodity trading operation nor (iii) any other matter disclosed in item
5.6 of the Disclosure Schedule shall be considered a Material
Adverse Change.

       "Material Market Open Position Loss" means a cumulative amount of net losses resulting from Open Positions (other than Open Positions permitted under Section 7.15) of all Restricted Persons on a mark to market basis during any period of 12 consecutive months in excess of $250,000.

       "Matured LC Obligations" means all amounts paid by LC Issuer or Citibank, as applicable on drafts or demands for payment drawn or made under any Letter of Credit and all other amounts due and owing to LC Issuer or Citibank, as applicable under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise) or cash collateralized pursuant to Section 2.7(B)(iii).

       "Maximum Drawing Amount" means at the time in question the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

       "Measurement Period" means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of Borrower ending on or prior to such; provided that, (a) for purposes of a determination on March 31, 2002, Measurement Period shall mean the Fiscal Quarter most recently ended multiplied by four; (b) for purposes of a determination on June 30, 2002, Measurement Period shall mean the two fiscal quarters most recently ended multiplied by two; and (c) for purposes of a determination on September 30, 2002, Measurement Period shall mean the three fiscal quarters most recently ended multiplied by 4/3.

       "Maximum Facility Amount" means the amount of $150,000,000, as such amount may be reduced from time to time as provided in
Section 2.6 or Section 2.12.

       "Maximum Loan Amount" means $45,000,000.

       "Moody's" means Moody's Investor Service, Inc., or its successor.

       "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the incurrence or issuance of any Indebtedness or the sale or issuance of any equity interests (including, without limitation, any capital contribution) by any Person, or any extraordinary receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Indebtedness secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Indebtedness, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of such Person or any Restricted Person or any Affiliate of any Restricted Person and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (b) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Restricted
Person or such Subsidiary may deduct an amount (the "Reserved Amount") equal to the amount reserved in accordance with GAAP for such Restricted Person's or such Subsidiary's reasonable estimate of such taxes, other than taxes for which such Restricted Person or such Subsidiary is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute "Net Cash Proceeds" of the type for which such taxes were reserved for all purposes hereunder.

       "Note" has the meaning given to such term in Section 2.1.

       "NYMEX" means the New York Mercantile Exchange.

       "Obligations" means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations.
"Obligation" means any part of the Obligations.

       "Offsetting Position" means any offsetting sale or purchase agreement, an offsetting NYMEX contract, an offsetting physical inventory position (excluding tank bottoms and pipeline linefill inventory classified as a long term asset and working inventory not held for resale), or an offsetting swap, collar or option contract, in each case eliminating price risk and substantially all basis risk.

       "Open Position" means (i) any physical Petroleum Inventory or (ii) any purchase or sale contract for Petroleum Inventory that does not have an Offsetting Position.

       "Other Eligible Inventory Value" means the following amount of Eligible Inventory, other than Hedged Eligible Inventory:
(a) if the WTI Price is less than or equal to $30 per barrel, 80% of the product of the volume of such crude oil times the Market Price, or (b) if the WTI Price is greater than $30 per barrel the greater of (i) 70% of the product of the volume of such crude oil times the Market Price or (ii) 80% of the product of the volume of such crude oil times $30 per barrel; minus, in each case, all storage, transportation and other applicable costs. As used herein "WTI Price" means on each day the Platt's Average Spot Price for West Texas intermediate crude oil
(Cushing, Oklahoma).

       "Other Eligible Receivable" means any Eligible Receivable which is not an Approved Eligible Receivable nor an Eligible Exchange Balance. The portions of the aggregate of the Other Eligible Receivables owed by any obligor and its Affiliates exceeding ten percent (10%) of the sum of (i) Approved Eligible Receivables plus (ii) Other Eligible Receivables, shall not be included without the prior written approval of the Majority Lenders.

       "Other Priority Claims" means any account payable, obligation or liability which Administrative Agent has determined has or will have a Lien upon or claim against any Cash Equivalent, account or inventory of Borrower senior or equal in priority to the security interests in favor of Collateral Agent for the benefit of Lenders, in each case to the extent such Cash Equivalent, account or inventory of Borrower is otherwise included in the determination of the Borrowing Base and the included portion thereof has not already been reduced by such Lien or claim.

       "Over-Advance Base Rate Margin" (i) from the date hereof through but not including the six-month anniversary of the date hereof 1.25 % per annum, and (ii) on and after the six-month anniversary of the date hereof, the percent per annum set forth below based on the Applicable Leverage Level in effect on such date.

                 Applicable
               Leverage Level   Over-Advance Base Rate Margin
               --------------   -----------------------------
                   Level I                   2.00%
                   Level II                  1.75%
                   Level III                 1.50%
                   Level IV                  1.25%
                   Level V                   1.00%
                   Level VI                  0.75%

Changes in the applicable Over-Advance Base Rate Margin will occur automatically without prior notice as changes in the Applicable Leverage Level occur. Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Over-Advance Base Rate Margin.

       "Over-Advance Commitment Fee Rate" (i) from the date hereof through but not including the six-month anniversary of the date hereof, 1.250% per annum, and (ii) on and after the six-month anniversary of the date hereof, the percent per annum set forth below based on the Applicable Leverage Level in effect on such date.
                Applicable                     Over-Advance
            Leverage Level                 Commitment Fee Rate
         -------------------------------   -------------------
         Level I                                   1.500%
         Level II, Level III or Level IV           1.250%
         Level V or Level VI                       1.125%

Changes in the applicable Over-Advance Commitment Fee Rate will occur automatically without prior notice as changes in the Applicable Leverage Level occur. Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Over-Advance Commitment Fee Rate.

       "Over-Advance Facility" means $30,000,000, as such amount may be reduced pursuant to clause (c) or (d) of Section 2.6.

       "Over-Advance LIBOR Rate Margin" (i) from the date hereof through but not including the six-month anniversary of the date hereof, 3.75% per annum, and (ii) on and after the six-month anniversary of the date hereof, the percent per annum set forth below based on the Applicable Leverage Level in effect on such date.
              Applicable
             Leverage Level  Over-Advance LIBOR Rate Margin
             --------------  ------------------------------
               Level I                  5.25%
               Level II                 4.75%
               Level III                4.25%
               Level IV                 3.75%
               Level V                  3.50%
               Level VI                 3.00%

Changes in the applicable Over-Advance LIBOR Rate Margin will occur automatically without prior notice as changes in the Applicable Leverage Level occur. Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Over-Advance LIBOR Rate Margin.

       "Over-Advance Loans" has the meaning set forth in Section
2.1.

       "Paid but Unexpired Letters of Credit" means, on any day, the maximum drawing amount of Letters of Credit on such day where no underlying obligation exists on such day, or if the amount of the Letter of Credit exceeds the underlying obligation on such day, the amount of such excess. As used herein, "underlying obligation" includes without limitation, all existing and future obligations to the beneficiary of such Letter of Credit in respect of Petroleum Inventory purchased or received on or prior to such day or in respect of Petroleum Inventory Borrower is then obligated to purchase or receive or has then nominated to purchase or receive.

       "Percentage Share" means, with respect to any Lender (a) when used in Sections 2.1, 2.2 or 2.12, in any Borrowing Notice or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender's name on the Lender Schedule hereto, and (b) when used otherwise, the percentage obtained by dividing
(i) the sum of the unpaid principal balance of such Lender's Loans at the time in question plus the Matured LC Obligations which such Lender has funded pursuant to Section 2.9(c) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under Section 2.9(c), by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time.

       "Permitted Inventory Liens" means any Lien, and the amount of any Liability secured thereby, on Petroleum Inventory which would be a Permitted Lien under Section 7.2(ii)(b) (so long as such Lien is inchoate) or Section 7.2(ii)(d).

       "Permitted Investments" means:

       (a)	Cash Equivalents,

       (b)	Investments described in the Disclosure Schedule,
or

       (c)	Investments by General Partner or any of its
Subsidiaries in Borrower or any Wholly Owned Subsidiary of
General Partner which is a Guarantor.

       "Permitted Lien" has the meaning given to such term in
Section 7.2.

       "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, Tribunal, or any other legally recognizable entity.

       "Petroleum Inventory" means crude oil, condensate, natural gas liquids (N.L.'s), liquefied petroleum gases (LPG's) or any blend thereof.

       "Pipeline Release" means the spill of crude oil from the Genesis Pipeline U.S.A., L.P. Mississippi System on December 20,
1999.

       "Qualified Inventory Purchases" means purchases of Petroleum Inventory (other than to comply with linefill obligations) which is Hedged Eligible Inventory and which does not exceed the limitation of Section 7.15(a)(i).

       "Rating Agency" means either S&P or Moody's.

       "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

       "Reimbursable Taxes" has the meaning set forth in Section
3.7(a).

       "Restricted Person" means any of Genesis Energy, L.L.C. and each Subsidiary of Genesis Energy, L.L.C., including but not limited to Genesis Energy, L.P., Borrower and each Subsidiary of Borrower.

       "S&P" means Standard & Poor's Ratings Services (a division of McGraw Hill, Inc.) or its successor.

       "Salomon" means Salomon Smith Barney Holdings Inc.

       "Salomon Facility" means the Master Credit Support Agreement dated as of December 3, 1996 among Borrower, Salomon Smith Barney Holdings Inc. (f/k/a Salomon Inc.) and Basis Petroleum, Inc., as amended from time to time prior to the date hereof.

       "Salomon Guaranty Exposure" means the maximum amount which might then or thereafter be called upon to be paid under all guaranties issued pursuant to the Salomon Facility then outstanding plus all amounts paid under guaranties issued under the Salomon Facility, to the extent the same have not been repaid pursuant to the Salomon Facility.

       "Salomon Lien" means, collectively, all Liens placed on property or assets of any Restricted Person arising under the Salomon Facility as in effect on the date hereof.

       "Salomon Obligations" means the obligations of any of the Restricted Persons in respect of guaranties issued pursuant to the Salomon Facility.

       "Security Documents" means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Collateral Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Restricted Person's other duties and obligations under the Loan Documents.

       "Security Schedule" means Schedule 3 hereto.

       "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

       "Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled or owned more than fifty percent by such Person, it being understood that for all purposes of this Agreement and the other Loan Documents, (i) Borrower is a Subsidiary of Genesis Energy, L.P. and General Partner and (ii) Genesis Energy, L.P. is a Subsidiary of General Partner.

       "Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, or (c) the cessation of operations at a facility of any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, or (d) the imposition of a lien under Section 302(f) of ERISA with respect to any ERISA Plan, or (e) the adoption of an amendment to an ERISA Plan requiring the provision of security to such plan pursuant to
Section 307 of ERISA, or (f) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (g) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (h) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

       "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

       "Type" means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or LIBOR Loans.

       "UCC" means the Uniform Commercial Code as in effect in the State of New York.

       "Wholly Owned Subsidiary" means any Subsidiary of a Person, all of the issued and outstanding stock, limited liability company membership interests, or partnership interests of which (including all rights or options to acquire such stock or interests) are directly or indirectly (through one or more Subsidiaries) owned by such Person, excluding any general partner interests owned, directly or indirectly, by General Partner in any such Subsidiary that is a partnership, in each case such general partner interests not to exceed three percent (3%) of the aggregate ownership interests of any such partnership and directors' qualifying shares if applicable.

       Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

       Section 1.3. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

       Section 1.4. References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Accounting terms have the meanings assigned to them by GAAP, as applied the accounting entity to which they refer. References to "days" shall mean calendar days, unless the term "Business Day" is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

       Section 1.5. Calculations and Determinations. All calculations under the Loan Documents of interest and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Each determination by a Lender Party of amounts to be paid under
Article III or any other matters which are to be determined hereunder by a Lender Party (such as any LIBOR Rate, Business Day, Interest Period, or Reserve Percentage) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

       Section 1.6. Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its
role in drafting such Loan Document.   All indemnification and
release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

          ARTICLE II - The Loans and Letters of Credit

       Section 2.1. Commitments to Lend; Notes. Subject to the terms and conditions hereof, each Lender severally agrees to make loans to Borrower (herein called such Lender's "Loans") upon Borrower's request from time to time during the Commitment Period, including, without limitation, Citibank LC Loans made pursuant to and subject to Section 2.7(B), provided that (a) subject to Sections 3.3, 3.4 and 3.6, all Lenders are requested to make Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Borrowing,
(b) after giving effect to such Loans, other than the Citibank LC Loan, the aggregate principal amount of outstanding Loans will not exceed the Maximum Loan Amount, and (c) after giving effect to such Loans, the Facility Usage does not exceed the lesser of (i) the Maximum Facility Amount and (ii) the Borrowing Base determined as of the date on which the requested Loans are to be made, provided further that, at all times prior to the termination of the Salomon Facility and all Salomon Guaranty Exposure and the payment in full of all Salomon Obligations, after giving effect to such Loans, the Facility Usage plus the Salomon Guaranty Exposure does not exceed the sum of (A) the Borrowing Base determined as of the date on which the requested Loans are to be made and (B) the Over-Advance Facility on such date. Notwithstanding anything to the contrary contained in this Section 2.1 or elsewhere in this Agreement, so long as no Default has occurred and is continuing, Borrower shall have the ability to request Loans (and each Lender hereby agrees to make such Loans in accordance with its Percentage Share and as part of the same Borrowing) in an amount such that, after giving effect to such Loans, the Facility Usage shall exceed the Borrowing Base (determined as of the date on which the requested Loans are to be made) by an aggregate principal amount of up to the Over-Advance Facility (such outstanding Loans in excess of the Borrowing Base, the "Over-Advance Loans"); provided that at no time shall the Facility Usage exceed the Maximum Facility Amount. The aggregate amount of all Loans in any Borrowing must be equal to $100,000 or any higher integral multiple of $100,000. Borrower may have no more than five Borrowings of LIBOR Loans outstanding at any time. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, other than the Citibank LC Loan, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender's "Note") made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender's Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein. Each Note shall be due and payable as provided herein and therein, and shall be due and payable in full on the last day of the Commitment Period. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and reborrow hereunder. The Citibank LC Loan shall bear interest at the Citibank LC Loan Rate and shall be immediately payable upon the making of any draft or demand for payment by the beneficiary of the Citibank Letter of Credit.

       Section 2.2. Requests for New Loans. Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of Loans (other than Citibank LC Loans) to be funded by Lenders. Each such notice constitutes a "Borrowing Notice" hereunder and must:

       (a)	specify (i) the aggregate amount of any such
Borrowing of Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of LIBOR Loans, the date on which such LIBOR Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

       (b)	be received by Administrative Agent not later
than 11:00 a.m., New York City time, on (i) the day on which any such Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which any such LIBOR Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the "Borrowing Notice" attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent's office in New York City the amount of such Lender's Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Unless Administrative Agent shall have received prompt notice from a Lender that such Lender will not make available to Administrative Agent such Lender's new Loan, Administrative Agent may in its discretion assume that such Lender has made such Loan available to Administrative Agent in accordance with this section and Administrative Agent may if it chooses, in reliance upon such assumption, make such Loan available to Borrower. If and to the extent such Lender shall not so make its new Loan available to Administrative Agent, such Lender and Borrower severally agree to pay or repay to Administrative Agent within three days after demand therefor the amount of such Loan together with interest thereon, for each day from the date such amount was made available to Borrower until the date such amount is paid or repaid to Administrative Agent, with interest at (i) the Federal Funds Rate, if such Lender is making such payment and (ii) the interest rate applicable at the time to the other new Loans made on such date, if Borrower is making such repayment. If neither such Lender nor Borrower pays or repays to Administrative Agent such amount within such three-day period, Administrative Agent shall be entitled to recover from Borrower, on demand, in lieu of the interest provided for in the preceding sentence, interest thereon at the Default Rate, calculated from the date such
amount was made available to Borrower.   The failure of any
Lender to make any new Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its new Loan, but no Lender shall be responsible for the failure of any other Lender to make any new Loan to be made by such other Lender.

       Section 2.3. Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: (i) to Convert, in whole or in part, Base Rate Loans to LIBOR Loans, (ii) to Convert, in whole or in part, LIBOR Loans to Base Rate Loans on the last day of the Interest Period applicable thereto and (iii) to Continue, in whole or in part, LIBOR Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than five Borrowings of LIBOR Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing.
Each such notice constitutes a "Continuation/Conversion Notice" hereunder and must:

       (a)	specify the existing Loans which are to be
Continued or Converted;

       (b)	specify (i) the aggregate amount of any Borrowing
of Base Rate Loans into which such existing Loans are to be Continued or Converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of LIBOR Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur
(which shall be the first day of the Interest Period which is to apply to such LIBOR Loans), and the length of the applicable Interest Period; and

       (c)	be received by Administrative Agent not later
than 11:00 a.m., New York City time, on (i) the day on which any such Continuation or Conversion to Base Rate
Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to LIBOR Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the Continuation/Conversion Notice attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to Convert existing Loans into LIBOR Loans or Continue existing Loans as LIBOR Loans beyond the expiration of their respective and corresponding Interest Period then in effect. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing LIBOR Loans at least three days prior to the end of the Interest Period applicable thereto, such LIBOR Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

       Section 2.4. Use of Proceeds. Borrower shall use the proceeds of all Loans to repay loans outstanding under the Existing Credit Agreement, to make Qualified Inventory Purchases, and for working capital purposes. Borrower shall use all Letters of Credit solely for the purposes specified in
Section 2.7(A)(iv). In no event shall any Loan or any Letter of Credit be used (i) to fund distributions by Genesis Energy, L.P., (ii) directly or indirectly by any Person for personal, family, household or agricultural purposes, (iii) for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or (iv) to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower's important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

       Section 2.5. Optional Prepayments of Loans. Borrower may, upon three Business Days' notice to Administrative Agent (and Administrative Agent will promptly give notice to the other Lenders), from time to time and without premium or penalty prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Loans equals $100,000 or any higher integral multiple of $100,000.
Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

       Section 2.6. Mandatory Prepayments. (a) If at any time the Facility Usage exceeds the sum of the Borrowing Base (whether due to a reduction in the Borrowing Base in accordance with this Agreement, or otherwise) and the Over-Advance Facility, Borrower shall within one Business Day following demand therefor by the Administrative Agent prepay the principal of the Loans in an amount at least equal to such excess.

       (b)	If at any time prior to the termination of the
Salomon Facility and all Salomon Guaranty Exposure and the payment in full of all Salomon Obligations, the Facility Usage plus the Salomon Guaranty Exposure exceeds the sum of the Borrowing Base (whether due to a reduction in the Borrowing Base in accordance with this Agreement, or otherwise) and the Over-Advance Facility, Borrower shall within one Business Day notify the Administrative Agent and prepay the principal of the Loans in an amount at least equal to such excess.

       (c)	On the date of receipt of the Net Cash Proceeds by
Borrower or any of its Subsidiaries from the sale, lease, transfer or other disposition of any assets of Borrower or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (a), (b) or (c) of Section 7.5), (i) Borrower shall prepay an aggregate principal amount of Over-Advance Loans and, after all Over-Advance Loans have been repaid in full, other Loans in an amount equal to the amount of such Net Cash Proceeds; and (ii) each of the Over-Advance Facility, the Maximum Loan Amount and the
Maximum Facility Amount shall be permanently reduced by an amount equal to the amount of such Net Cash Proceeds; provided that at no time shall the Maximum Loan Amount be reduced to less than $15,000,000.

       (d)	On the date of receipt of the Enron Payment by
Borrower or any of its Subsidiaries, (i) Borrower shall prepay an aggregate principal amount of Over-Advance Loans and, after all Over-Advance Loans have been repaid in full, other Loans in an amount equal to the amount of such Enron Payment received by Borrower or such Subsidiary; and (ii) each of the Over-Advance Facility, the Maximum Loan Amount and the Maximum Facility Amount shall be permanently reduced by an amount equal to the amount of such Enron Payment received by Borrower or such Subsidiary; provided that at no time shall the Maximum Loan Amount be reduced to less than $15,000,000.

       Section 2.7. Letters of Credit. (A) Subject to the terms and conditions hereof, Borrower may request LC Issuer to issue, amend, or extend the expiration date of, one or more Letters of Credit, provided that:

       (i)	after taking such Letter of Credit into account,
the Facility Usage does not exceed the lesser of (i) the Maximum Facility Amount at such time or (ii) the sum of the Borrowing Base and the Over-Advance Facility at such time, and, at all times prior to the termination of the Salomon Facility and all Salomon Guaranty Exposure and the payment in full of all Salomon Obligations, after taking such Letter of Credit into account, the Facility Usage plus the Salomon Guaranty Exposure does not exceed the sum of the Borrowing Base and the Over-Advance Facility at such time;

       (ii)	the expiration date of such Letter of Credit is
prior to the earlier of (i) (A) 210 days after date of issuance with respect to Letters of Credits which, in the aggregate, do not result in outstanding LC Obligations at any one time in excess of $3,000,000, or (B) 70 days after date of issuance with respect to all other Letters of Credit, and (ii) the end of the Commitment Period;

       (iii)	the issuance of such Letter of Credit will
be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject
LC Issuer to any cost which is not reimbursable under
Article III;

       (iv)	such Letter of Credit is related to the purchase
or exchange by Borrower of Petroleum Inventory and is in the Form of Exhibit D hereto or such other form and terms as shall be acceptable to LC Issuer in its sole and absolute discretion and Currently Approved by Majority
Lenders; and

       (v)	all other conditions in this Agreement to the
issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (i) through (v) (the "LC Conditions") have been met as of the date of issuance, amendment or extension of such Letter of Credit.

             (B) Subject to the terms and conditions hereof, Borrower may request LC Issuer to cause Citibank to issue, amend, or extend the expiration date of, one or more Letters of Credit which are Citibank Letters of Credit which shall bear the same pricing terms as the Letter of Credit, provided that (i) the LC Conditions have been met as of the date of issuance, amendment or extension of such Citibank Letter of Credit; (ii) upon the issuance of each Citibank Letter of Credit, Borrower shall be deemed to have requested a Loan pursuant to Section 2.2 (each such Loan, a "Citibank LC Loan") in an aggregate principal amount equal to the face amount of such Citibank Letter of Credit, and each Lender irrevocably agrees to make available to LC Issuer its Percentage Share of each such Citibank LC Loan;
(iii) the proceeds of each Citibank LC Loan shall be promptly deposited by LC Issuer into the Citibank LC Collateral Account and held as collateral security for LC Obligations relating to the applicable Citibank Letter of Credit; (iv) for the purposes of the first sentence of Section 2.1, the amount of such Citibank LC Loan shall be considered (except that no amount of Citibank LC Loans shall be included in the definition of "Maximum Loan Amount"), but the amount of the face value of such Citibank Letter of Credit shall not be considered; and (v) all amounts deposited into the Citibank LC Collateral Account shall be applied as described in Section 2.11(d).

       Section 2.8. Requesting Letters of Credit. Borrower must make written application for any Letter of Credit at least two Business Days before the date on which Borrower desires for LC Issuer to issue such Letter of Credit or Citibank to issue a Citibank Letter of Credit. By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the LC Conditions will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form and substance of Exhibit E, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower). If all LC Conditions for a Letter of Credit have been met as on any Business Day before 11:00 a.m, New York City time, LC Issuer will issue or cause Citibank to issue such Letter of Credit on the same Business Day at LC Issuer's office in New York City. If the LC Conditions are met on any Business Day on or after 11:00 a.m, New York City time, LC Issuer will issue or cause Citibank to issue such Letter of Credit on the next succeeding Business Day at LC Issuer's office in New York City. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

       Section 2.9.  Reimbursement and Participations.

       (a)	Reimbursement.  Borrower promises to pay to LC
Issuer, or to LC Issuer's order, on demand, the full amount of each Matured LC Obligation together with interest thereon (i) at the Base Rate plus the Base Rate Margin in effect on such date to and including the second Business Day after the Matured LC Obligation is incurred and (ii) at the Default Rate on each day thereafter. If the beneficiary of any Citibank Letter of Credit makes a draft or other demand for payment thereunder, the Administrative Agent shall immediately withdraw from the Citibank LC Collateral Account an amount equal to the amount of such draft or demand and shall immediately apply the proceeds thereof to repay to Citibank the amount of the resulting Matured LC Obligation; and, upon such payment, the a corresponding amount of the Citibank LC Loan, together with all accrued interest, shall become due and payable without demand or notice to the Borrower.

       (b)	Participation by Lenders.  LC Issuer irrevocably
agrees to grant and hereby grants to each Lender, and, to induce LC Issuer to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender's own account and risk an undivided interest equal to such Lender's Percentage Share of LC Issuer's obligations and rights under each Letter of Credit (other than a Citibank Letter of Credit) issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit (other than a Citibank Letter of Credit) for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer's address for notices hereunder, such Lender's Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower). Each Lender's obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Base Rate.

       (c)	Distributions to Participants.  Whenever LC Issuer
has in accordance with this section received from any Lender payment of such Lender's Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon
(whether directly from Borrower or by application of LC
Collateral or otherwise, and excluding only interest for any period prior to LC Issuer's demand that such Lender make such payment of its Percentage Share), LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it. Whenever LC Issuer has, in accordance with this section, made any payment to Citibank with respect to any Matured LC Obligation relating to a Citibank Letter of Credit, if Citibank thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or otherwise, and excluding only interest for any period prior to LC Issuer's payment to Citibank), LC Issuer will cause Citibank to redeposit such amounts so received by Citibank into the Citibank LC Collateral Account; provided, however, that if any such payment received by Citibank must thereafter be returned by Citibank, LC Issuer shall return to Citibank such amount previously redeposited by Citibank.

       (d)	Calculations.  A written advice setting forth in
reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

       Section 2.10.  No Duty to Inquire.

       (a)	Drafts and Demands.  LC Issuer is authorized and
instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. Borrower releases each LC Issuer from, and agrees to hold each LC Issuer harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any LC Issuer, provided only that no LC Issuer shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

       (b)	Extension of Maturity.  If the maturity of any
Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of Borrower, or if the amount of any Letter of Credit is increased at the request of Borrower, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer's correspondents (including, without limitation, Citibank), or any Lender Party in accordance with such extension, increase or other modification.

       (c)	Transferees of Letters of Credit.  If any Letter of
Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each LC Issuer from, and agrees to hold each LC Issuer harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any LC Issuer, provided only that no LC Issuer shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

       (d)	Citibank as LC Issuer.  For purposes of this Section
2.10, Citibank shall be considered an LC Issuer with respect to any Citibank Letter of Credit.

       Section 2.11.  LC Collateral.

       (a)	LC Obligations in Excess of Borrowing Base.  If,
after the making of all mandatory prepayments required under
Section 2.6, the outstanding LC Obligations will exceed the sum of the Borrowing Base and the Over-Advance Facility, then in addition to prepayment of the entire principal balance of the Loans Borrower will immediately pay to LC Issuer an amount equal to such excess. If at any time prior to the termination of the Salomon Facility and all Salomon Guaranty Exposure and the payment in full of all Salomon Obligations, after the making of all mandatory prepayments required under Section 2.6, the outstanding Facility Usage plus the Salomon Guaranty Exposure exceeds the sum of the Borrowing Base and the Over-Advance Facility, then in addition to prepayment of the entire principal balance of the Loans Borrower will immediately pay to LC Issuer
an amount equal to such excess.   LC Issuer will hold such
amounts as collateral security for the remaining LC Obligations (all such amounts held as collateral security for LC Obligations being herein collectively called "LC Collateral") and the other Obligations, and such collateral may be applied from time to time to pay Matured LC Obligations or any other Obligations which are then due and payable. Neither this subsection nor the following subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral or LC Obligation, including any LC Application, or any rights which any Lender Party may have to otherwise apply any payments by Borrower and any LC Collateral under Section 3.1.

       (b)	Acceleration of LC Obligations.  If the Obligations
or any part thereof become immediately due and payable pursuant to Section 8.1 then, unless all Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by all Lenders at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding to be held as LC Collateral.

       (c)	Investment of LC Collateral.  Pending application
thereof, all LC Collateral may be invested by LC Issuer in such Cash Equivalents as LC Issuer may choose in its sole discretion. All interest on (and other proceeds of) such Investments shall be reinvested or applied to Matured LC Obligations or other Obligations which are due and payable. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower's reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release any remaining LC Collateral. Borrower hereby assigns and grants to LC Issuer for the benefit of Lenders a continuing security interest in all LC Collateral paid by it to LC Issuer, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents, and Borrower agrees that such LC Collateral, Investments and proceeds shall be subject to all of the terms and conditions of the Security Documents. Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the UCC with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

       (d)	Investment of Citibank LC Collateral Account Funds.
Pending application thereof, all funds deposited into the Citibank LC Collateral Account may be invested by LC Issuer in such Cash Equivalents as LC Issuer may choose in its sole discretion. Provided no Default shall have occurred and be continuing, interest on funds held in the Citibank LC Collateral Account will be paid to the Borrower at the Federal Funds Rate;
or, at any time when a Default shall have occurred and be continuing, may be reinvested or applied first, to Matured LC Obligations relating to Citibank Letters of Credit and second, to other Obligations which are due and payable. Upon the expiration or termination of any Citibank Letter of Credit, and provided that the beneficiary thereunder has not made a draft or demand for payment thereunder, LC Issuer shall promptly apply the proceeds in the Citibank LC Collateral Account securing such Citibank Letter of Credit to the repayment of the Citibank LC
Loan that was made with respect thereto. Borrower hereby assigns and grants to LC Issuer for the benefit of Citibank and the Lenders a continuing security interest in all amounts deposited into the Citibank LC Collateral Account, all Investments purchased with such funds, and all proceeds thereof to secure first, its Matured LC Obligations relating to Citibank Letters of Credit and second, its other Obligations under this Agreement, each Note, and the other Loan Documents, and Borrower agrees that such funds, Investments and proceeds shall be subject to all of the terms and conditions of the Security Documents. Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the UCC with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

       (e)	Payment of LC Collateral.  When Borrower is required
to provide LC Collateral for any reason and fails to do so on the day when required, LC Issuer or Agents may without prior notice to Borrower or any other Restricted Person provide such LC Collateral (whether by application of proceeds of other Collateral, by transfers from other accounts maintained with LC Issuer, or otherwise) using any available funds of Borrower or any other Person also liable to make such payments, and LC
Issuer or Agents will give notice thereof to Borrower promptly after such application or transfer. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes of each Security Document, be considered past due Obligations owing hereunder, and LC Issuer is hereby authorized to exercise its respective rights under each Security Document to obtain such amounts.

       Section 2.12.  Interest Rates and Fees; Reduction in
Commitment.

       (a)	Interest Rates.  Unless the Default Rate shall
apply, (i) each Base Rate Loan that is not an Over-Advance Loan shall bear interest on each day outstanding at the Base Rate plus the Base Rate Margin in effect on such day; (ii) each LIBOR Loan that is not an Over-Advance Loan shall bear interest on each day during the related Interest Period at the related LIBOR Rate plus the LIBOR Rate Margin in effect on such day; (iii) each Base Rate Loan that is an Over-Advance Loan shall bear interest on each day outstanding at the Base Rate plus the Over-Advance Base Rate Margin in effect on such day; and (iv ) each LIBOR Loan that is an Over-Advance Loan shall bear interest on each day during the related Interest Period at the related LIBOR Rate plus the Over-Advance LIBOR Rate Margin in effect on such day. During a Default Rate Period, all Loans shall bear interest on each day outstanding at the applicable Default Rate. The interest rate shall change whenever the applicable Base Rate, Base Rate Margin, Over-Advance Base Rate Margin, LIBOR Rate, LIBOR Rate Margin or Over-Advance LIBOR Rate Margin changes. Notwithstanding anything to the contrary contained in this
Section 2.12(a) or elsewhere in this Agreement, all Citibank LC Loans shall bear interest on each day outstanding at the Citibank LC Loan Rate. In no event shall the interest rate on any Loan exceed the Highest Lawful Rate.

       (b)	Commitment Fees.  In consideration of each Lender's
commitment to make Loans (other than Over-Advance Loans), Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis equal to the Commitment Fee Rate in effect on such day multiplied by such Lender's Percentage Share of the unused portion of the difference between the Maximum Facility Amount and the Over-Advance Facility on each day during the Commitment Period, determined for each such day by deducting from the amount of the difference between the Maximum Facility Amount and the Over-Advance Facility at the end of such day the Facility Usage (determined without the inclusion of the Over-Advance Facility.
In consideration of each Lender's commitment to make Over-
Advance Loans, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis equal to the Over-Advance Commitment Fee Rate in effect on such day multiplied by such Lender's Percentage Share of the unused portion of the Over-Advance Facility on each day during the Commitment Period, determined for each such day by deducting from the amount of the Over-Advance Facility at the end of such day the Over-Advance Loans. The commitment fees described in this Section 2.12(b) shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period. Borrower shall have the right from time to time to permanently reduce the Maximum Facility Amount, provided that
(i) notice of such reduction is given not less than two Business Days prior to such reduction, (ii) the resulting Maximum
Facility Amount is not less than the Facility Usage, and (iii) each partial reduction shall be in multiples of $100,000.
Borrower shall have the right from time to time to permanently reduce the Over-Advance Facility, provided that (i) notice of such reduction is given not less than two Business Days prior to such reduction, (ii) the resulting Over-Advance Facility is not less than the Over-Advance Loans outstanding at such time, and
(iii) each partial reduction shall be in multiples of $100,000.

       (c)	Letter of Credit Fees.  In consideration of LC
Issuer's issuance of any Letter of Credit and Citibank's issuance of any Citibank Letter of Credit, Borrower agrees to pay to Administrative Agent, (i) with respect to the issuance of any Citibank Letter of Credit, for the account of Citibank, and
(ii) with respect to all other Letters of Credit, for the account of all Lenders in accordance with their respective Percentage Shares, a letter of credit fee equal to the Letter of Credit Fee Rate applicable each day times the face amount of such Letter of Credit. Such fee will be calculated on the face amount of each Letter of Credit outstanding on each day at the above applicable rates and will be payable in arrears on the last day of each Fiscal Quarter. In addition, Borrower will pay to LC Issuer a minimum administrative issuance fee equal to the greater of $150 or one-eighth percent (0.125%) of the face amount of each Letter of Credit and such other fees and charges customarily charged by the LC Issuer in respect of any issuance, amendment or negotiation of any Letter of Credit in accordance with the LC Issuer's published schedule of such charges effective as of the date of such amendment or negotiation; provided that, with respect to the issuance of any Citibank Letter of Credit, all such fees shall be paid to Administrative Agent for the account of Citibank.

       (d)	Administrative Agent's Fees.  In addition to all
other amounts due to Administrative Agent under the Loan
Documents, Borrower will pay fees to Administrative Agent as described in a letter agreement of even date herewith between Administrative Agent and Borrower.

       Section 2.13. Borrowing Base Reporting. The Borrowing Base Reports are subject to the procedures set forth on Schedule
5. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent shall have the right to conduct a field examination of the Borrower's operations from time to time and, if it deems such action necessary, shall have the right to adjust the Borrowing Base to reflect the result of such field examination.

                ARTICLE III - Payments to Lenders

       Section 3.1. General Procedures. Borrower will make each payment which it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed in lawful money of the United States of America, (unless otherwise expressly provided in this Agreement), without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 12:00 noon, New York City time, on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable at the place of payment of Administrative Agent's Note. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows:

       (a)	first, for the payment of all Obligations which
are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Agents under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

       (b)	then for the prepayment of amounts owing under
the Loan Documents (other than principal on the Notes) if so specified by Borrower;

       (c)	then for the prepayment of principal on the
Notes, together with accrued and unpaid interest on the principal so prepaid, and then held as LC Collateral pursuant to Section 2.11(c); and

       (d)	last, for the payment or prepayment of any other
Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and accrued interest thereon in compliance with
Sections 2.5 and 2.6, as applicable.   All distributions of
amounts described in any of subsections (b), (c) or (d) above shall be made by Administrative Agent pro rata to each Lender Patty then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.9(c) or to Agents under Section 9.5, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer or Agents, respectively, to the extent of such unpaid payments, and Agents shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender. Notwithstanding anything to the contrary contained herein, at anytime when Borrower shall repay or prepay principal of Loans, such repayment or prepayment shall be applied first to outstanding Over-Advance Loans and then to other Loans.

       Section 3.2. Capital Reimbursement. If either (a) the introduction or implementation of or the compliance with or any change in or in the interpretation of any Law, or (b) the introduction or implementation of or the compliance with any request, directive or guideline from any central bank or other governmental authority (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling any Lender Patty, then, within five Business Days after demand by such Lender Party, Borrower will pay to Administrative Agent for the benefit of such Lender Party, from time to time as specified by such Lender Party, such additional amount or amounts which such Lender Party shall reasonably determine to be appropriate to compensate such Lender Party or any corporation controlling such Lender Party in light of such circumstances, to the extent that such Lender Party reasonably determines that the amount of any such capital would be increased or the rate of return on any such capital would be reduced by or in whole or in part based on the existence of the face amount of such Lender Party's Loans, Letters of Credit, participations in Letters of Credit or commitments under this Agreement.

       Section 3.3.  Increased Cost of LIBOR Loans or Letters of
Credit. If any applicable Law (whether now in effect or hereinafter enacted or promulgated, including, without limitation, Regulation D) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of Law):

       (a)	shall change the basis of taxation of payments to
any Lender Party of any principal, interest, or other amounts attributable to any LIBOR Loan or Letter of Credit or otherwise due under this Agreement in respect of any LIBOR Loan or Letter of Credit (other than a change in the rate of taxation); or

       (b)	shall change, impose, modify, apply or deem
applicable any reserve, special deposit or similar requirements in respect of any LIBOR Loan or any Letter of Credit (excluding those for which such Lender Party is fully compensated pursuant to adjustments made in the definition of LIBOR Rate) or against assets of, deposits with or for the account of, or credit extended by, such Lender Party; or

       (c)	shall impose on any Lender Party or the interbank
eurocurrency deposit market any other condition affecting any LIBOR Loan or Letter of Credit, the result of which is to increase the cost to any Lender Party of funding or maintaining any LIBOR Loan or of issuing any Letter of Credit or to reduce the amount of any sum receivable by any Lender Party in respect of any LIBOR Loan or Letter of Credit by an amount deemed by such Lender Party to be material, then such Lender Party shall promptly notify Administrative Agent and Borrower in writing of the happening of such event and of the amount required to compensate such Lender Party for such event (on an after-tax basis, taking into account any taxes on such compensation), whereupon (i) Borrower shall, within five Business Days after demand therefor by such Lender Party, pay such amount to Administrative Agent for the account of such Lender Party and (ii) Borrower may elect, by giving to Administrative Agent and such Lender Party not less than three Business Days' notice, to Convert all (but not less than all) of any such LIBOR Loans into Base Rate Loans.

       Section 3.4. Notice; Change of Applicable Lending Office. A Lender Party shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender Party to compensation under Section 3.2, 3.3 or 3.5 hereof as promptly as practicable, after such Lender Party obtains actual knowledge thereof; provided that such Lender Party will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender Party, be disadvantageous to such Lender Party, except that such Lender Party shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender Party will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender Party for compensation under Section 3.2, 3.3 or 3.5 hereof.

       Section 3.5. Availability. If (a) any change in applicable Laws, or in the interpretation or administration thereof of or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for any Lender Patty to fund or maintain LIBOR Loans or to issue or participate in Letters of Credit, or shall materially restrict the authority of any Lender Party to purchase or take offshore deposits of dollars (i.e., "eurodollars"), or (b) any Lender Party determines that matching deposits appropriate to fund or maintain any LIBOR Loan are not available to it, or (c) any Lender Party determines that the formula for calculating the LIBOR Rate does not fairly reflect the cost to such Lender Party of making or maintaining loans based on such rate, then, upon notice by such Lender Party to Borrower and Administrative Agent, Borrower's right to elect LIBOR Loans from such Lender Party (or, if applicable, to obtain Letters of Credit) shall be suspended to the extent and for the duration of such illegality, impracticability or restriction and all LIBOR Loans of such Lender Party which are then outstanding or are then the subject of any Borrowing Notice and which cannot lawfully or practicably be maintained or funded shall immediately become or remain, or shall be funded as, Base Rate Loans of such Lender Party. Borrower agrees to indemnify each Lender Party and hold it harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in Law, interpretation or administration. Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

       Section 3.6. Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain LIBOR Loans), as a result of (a) any payment or prepayment (whether or not authorized or required hereunder) of all or a portion of a LIBOR Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether or not required hereunder, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, or (d) any Conversion (whether or not authorized or required hereunder) of all or any portion of any LIBOR Loan into a Base Rate Loan or into a different LIBOR Loan on a day other than the day on which
the applicable Interest Period ends.   Such indemnification
shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

       Section 3.7. Reimbursable Taxes. Borrower covenants and agrees that:

       (a)	Borrower will indemnify each Lender Party against
and reimburse each Lender Party for all present and future stamp and other taxes, duties, levies, imposts, deductions, charges, costs, and withholdings whatsoever imposed, assessed, levied or collected on or in respect of this Agreement or any LIBOR Loans or Letters of Credit (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any taxes imposed on or measured by the overall net income of Administrative Agent or such Lender Party or any Applicable Lending Office of such Lender Party (or franchise or equivalent taxes) by any jurisdiction in which such Lender Party or any such Applicable Lending Office is located (all such non-excluded taxes, levies, costs and charges being collectively called "Reimbursable Taxes" in this section). Borrower also will indemnify each Lender Party for taxes of any kind imposed on the amounts paid pursuant to this Section 3.7.

       (b)	All payments on account of the principal of, and
interest on, each Lender Party's Loans and Note, and all other amounts payable by Borrower to any Lender Party hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of Borrower. In the event of Borrower is required by Law to make any such deduction or withholding from any payment to any Lender Party, Borrower shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by such Lender Party after such deduction or withholding (including after deduction or withholding on such additional amounts) to equal the amount which would have been receivable in the absence of such deduction or withholding. If Borrower should make any deduction or withholding as aforesaid, Borrower shall within 60 days thereafter forward to such Lender Party an official receipt or other official document evidencing payment of such deduction or withholding.

       (c)	If Borrower is ever required to pay any
Reimbursable Tax with respect to any LIBOR Loan, Borrower may elect, by giving to Administrative Agent and such Lender Party not less than three Business Days' notice, to Convert all (but not less than all) of any such LIBOR Loan into a Base Rate Loan if such conversion will reduce the amount of taxes Borrower is required to pay, but such election shall not diminish Borrower's obligation to pay all Reimbursable Taxes.

       (d)	Notwithstanding the foregoing provisions of this
section, any Lender Party organized under the laws of a jurisdiction outside of the United States shall not be entitled to make any indemnification or reimbursement pursuant to this Section 3.7 with respect to any taxes imposed by the United States of America if such Lender
Party does not have the Prescribed Forms on file with Administrative Agent (with copies provided to Borrower) for the applicable year establishing that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document (other than if such failure to have the Prescribed Forms on file is due to a change in the applicable Law, or in the interpretation or application thereof, occurring after the date such Lender Party becomes a party to this Agreement); provided, that if the Prescribed Forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, such Lender Party shall not be entitled to any indemnification or reimbursement for United States withholding tax only to the extent of such rate; and provided, further, that if Borrower shall so deduct or withhold any such taxes, it shall provide a statement to Administrative Agent and such Lender Party, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender Party may reasonably request for assisting such Lender Party to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender Party is subject to tax. As used in this section, "Prescribed
Forms" means Internal Revenue Service Forms W-8BEN or W-
8ECI or any successor or other form prescribed by the Internal Revenue Service.

       Section 3.8. Replacement of Lenders. If any Lender Party seeks reimbursement for increased costs under Sections 3.2 through 3.7, then within ninety days thereafter (provided no Event of Default then exists) Borrower shall have the right (unless such Lender Party withdraws its request for additional compensation) to replace such Lender Party by requiring such Lender Party to assign its Loans and Notes and its commitments hereunder to an Eligible Transferee reasonably acceptable to Administrative Agent and to Borrower, provided that: (i) all Obligations of Borrower owing to such Lender Party being replaced (including such increased costs and any breakage costs with respect to any outstanding LIBOR Loans), but excluding principal and accrued interest on the Notes being assigned) shall be paid in full to such Lender Party concurrently with such assignment, and (ii) the replacement Eligible Transferee shall purchase the Note being assigned by paying to such Lender Party a price equal to the principal amount thereof plus accrued and unpaid interest and accrued and unpaid commitment fees thereon. In connection with any such assignment Borrower, Administrative Agent, such Lender Party and the replacement Eligible Transferee shall otherwise comply with Section 10.5. Notwithstanding the foregoing rights of Borrower under this section, however, Borrower may not replace any Lender Party which seeks reimbursement for increased costs under Section 3.2 through 3.7 unless Borrower is at the same time replacing all Lender Parties which are then seeking such compensation.

             ARTICLE IV - Conditions Precedent to Credit

       Section 4.1. Documents to Be Delivered. No Lender has any obligation to make its first Loan, and LC Issuer has no obligation to issue the first Letter of Credit unless the following conditions precedent have been satisfied and, as applicable, Administrative Agent shall have received all of the following, at Administrative Agent's office in New York City duly executed and delivered and in form, substance and date satisfactory to Administrative Agent:

       (a)	This Agreement and any other documents that
Lenders are to execute in connection herewith.

       (b)	Each Note.

       (c)	Each Security Document listed in the Security
Schedule.

       (d)	Certain certificates including:

       (i)	An "Omnibus Certificate" of the secretary
and of the president of General Partner, which shall contain the names and signatures of the officers and other approved persons of General Partner authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Directors of General Partner and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan
Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of each Restricted Person and all amendments thereto, certified by the appropriate official of such Restricted Person's jurisdiction of organization, and (3) a copy of any bylaws or agreement of limited partnership of each Restricted
Person; and

       (ii)	A certificate of the president and of the
chief financial officer of General Partner, regarding satisfaction of Section 4.2(a) through (d).

       (e)	A certificate (or certificates) of the due
formation, valid existence and good standing of each Restricted Person in its respective jurisdiction of organization, issued by the appropriate authorities of such jurisdiction, and certificates of each Restricted Person's good standing and due qualification to do business, issued by appropriate officials in any jurisdictions in which such Restricted Person owns property subject to Security
Documents.

       (f)	Documents similar to those specified in
subsections (d)(i) and (e) of this section with respect to each Guarantor and the execution by it of its guaranty of Borrower's Obligations.

       (g)	A favorable opinion of (i) Jenkens & Gilchrist, a
Professional Corporation, special Texas counsel to Restricted Persons, dated as of the date hereof, and (ii) local counsel for the states of Alabama, Florida, Louisiana, Mississippi and Oklahoma satisfactory to Administrative Agent.

       (h)	The Initial Financial Statements.

       (i)	Certificates or binders evidencing Restricted
Persons' insurance in effect on the date hereof.

       (j)	Copies of such permits and approvals regarding
the property and business of Restricted Persons as Administrative Agent may request.

       (k)	A certificate signed by the chief executive
officer of General Partner in form and detail acceptable to Administrative Agent confirming the insurance that is in effect as of the date hereof and certifying that such insurance is customary for the businesses conducted by Restricted Persons and is in compliance with the requirements of this Agreement.

       (l)	Payment of all commitment, facility, agency and
other fees required to be paid to any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.

       (m)	General Partner shall have delivered to
Administrative Agent a certificate by the chief financial officer of General Partner, certifying the Initial
Financial Statements delivered pursuant to clause (h) above and reflecting compliance with each event specified in Sections 7.11 through 7.14, inclusive.

       (n)	Certificates, in substantially the form of
Exhibit J hereto, attesting to the Solvency of each Restricted Person before and after giving effect to the transactions contemplated by this Agreement, from the chief financial officer of General Partner.

       (o)	To the extent available, copies of (i) the
Commercial Finance Examination Report prepared by Evergreen
Collateral Consulting, Inc., (ii) the Evaluation prepared by Barnes and Click, Inc. and (iii) the Environmental
Assessment prepared by E.Vironment, in each case, either
(A) addressed to Administrative Agent and the Lender
Parties and expressly stating that Administrative Agent and the Lender Parties may rely on such report or (B) accompanied by a reliance letter from Evergreen Collateral
Consulting, Inc., Barnes and Click, Inc. or E.Vironment, as the case may be, addressed to Administrative Agent and the Lender Parties and expressly stating that Administrative
Agent and the Lender Parties may rely on such report.

       (p)	Administrative Agent and the Lender Parties shall
be satisfied that (i) the Total Commitment under and as defined in the Existing Credit Agreement has been terminated, and all loans and notes with respect thereto have been repaid in full, together with interest thereon, all letters of credit issued thereunder have been terminated and all other amounts (including premiums) owing pursuant to the Existing Credit Agreement have been repaid in full and all documents with respect to the Existing
Credit Agreement and all guarantees with respect thereto have been terminated (except as to indemnification provisions which may survive to the extent provided therein) and are of no further force and effect; and (ii) the creditors in respect of the Existing Credit Agreement have terminated and released any and all security interests and Liens on the assets owned by Borrower and its Subsidiaries.

       Section 4.2. Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied (and the delivery by the Borrower of a Borrowing Notice or the election by the Borrower to make a Conversion shall constitute a representation by the Borrower that these conditions have been satisfied):

       (a)	All representations and warranties made by any
Restricted Person in any Loan Document shall be true on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders.

       (b)	No Default shall exist at the date of such Loan
or the date of issuance of such Letter of Credit.

       (c)	No Material Adverse Change shall have occurred
to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change to, Genesis Energy's, General Partner's or
Borrower's Consolidated financial condition or businesses since the date of the Initial Financial Statements.

       (d)	Each Restricted Person shall have performed and
complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan or the date of issuance of such Letter of Credit.

       (e)	The making of such Loan or the issuance of such
Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

       (f)	Each Restricted Person shall be Solvent.

       (g)	Administrative Agent shall have received all
documents and instruments which Administrative Agent has then requested, in addition to those described in Section
4.1 (including opinions of legal counsel for Restricted Persons and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Administrative Agent in form, substance and date.

           ARTICLE V - Representations and Warranties

       To confirm each Lender's understanding concerning
Restricted Persons and Restricted Persons' businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, General
Partner, Genesis Energy, L.P. and Borrower represent and warrant to each Lender that:

       Section 5.1. No Default. No Restricted Person is in default in the performance of any of the covenants and agreements contained in any Loan Document. No event has occurred and is continuing which constitutes a Default.

       Section 5.2. Organization and Good Standing. Each Restricted Person is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify would not cause a Material Adverse Change.

       Section 5.3. Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

       Section 5.4. No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any Law,
(2) the organizational documents of any Restricted Person or any of its Affiliates, or (3) any agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person or any of its Affiliates, (ii) result in the acceleration of any Indebtedness owed by any Restricted Person or any of its Affiliates, or (iii) result in or require the creation of any Lien upon any assets or properties of any Restricted Person or any of its Affiliates except as expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents or disclosed in the Disclosure Schedule, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

       Section 5.5. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors' rights.

       Section 5.6. Initial Financial Statements. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present Borrower's Consolidated financial position at the date thereof and the Consolidated results of Borrower's operations for the periods thereof, and in the case of the annual Initial Financial Statements, Consolidated cash flows for the period thereof. Since the date of the annual Initial Financial Statements, no Material Adverse Change has occurred, except as reflected in the quarterly Initial Financial Statements or in the Disclosure Schedule. All Initial Financial Statements other than pro forma financial statements were prepared in accordance with GAAP. All Initial Financial Statements that are pro forma financial statements were prepared in accordance with GAAP with such pro forma adjustments as have been disclosed in the Disclosure Schedule.

       Section 5.7. Other Obligations and Restrictions. No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower's Consolidated financial condition and not shown in the Initial Financial Statements, disclosed in the Disclosure Schedule or otherwise permitted under Section 7.1. Except as shown in the Initial Financial Statements or disclosed in the Disclosure Schedule, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could cause a Material Adverse Change.

       Section 5.8. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date made or deemed made. All written information furnished after the date hereof by or on behalf of any Restricted Person to Administrative Agent or any Lender Party in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect in light of the circumstances in which made, or based on reasonable estimates on the date as of which such information is stated or certified. There is no fact known to any Restricted Person that is not shown in the Initial Financial Statements or disclosed in the Disclosure Schedule which could reasonably be expected to cause a Material Adverse Change.

       Section 5.9. Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule: (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral (including, without limitation, any which challenge or otherwise pertain to any Restricted Person's title to any Collateral) before any Tribunal which could reasonably be expected to cause a Material Adverse Change, and
(ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against any Restricted Person or any Restricted Person's stockholders, partners, directors or officers or affecting any Collateral which could reasonably be expected to cause a Material Adverse Change.

       Section 5.10. Labor Disputes and Acts of God. Except as disclosed in the Disclosure Schedule, neither the business nor the properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to cause a Material Adverse Change.

       Section 5.11. ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in Section 4001 of ERISA.
Except as set forth in the Disclosure Schedule: (i) no "accumulated funding deficiency" (as defined in Section 412(a) of the Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and
(ii) the amount of unfunded benefit liabilities as defined in
Section 4001(a)(18) of ERISA of each ERISA Plan does not exceed
$250,000.

       Section 5.12. Compliance with Laws. Except as set forth in the Disclosure Schedule, each Restricted Person has all permits, licenses and authorizations required in connection with the conduct of its businesses, except where the failure to have such permits, licenses and authorizations would not result in a Material Adverse Change. Each Restricted Person is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, and no Restricted Person is aware of any facts or circumstances that could reasonably be expected to result in non-compliance as described in this section 5.12, except where the failure to be in compliance would not result in a Material Adverse Change. Without limiting the foregoing, each Restricted Person (i) has filed and maintained all tariffs applicable to its business with each applicable commission, (ii) and all such tariffs are in compliance with all Laws administered or promulgated by each applicable commission and (iii) has imposed charges on its customers in compliance with such tariffs or otherwise in compliance with law. As used herein, "commission" includes the Federal Energy Regulatory Commission, the Texas Railroad Commission and each other US federal, Canadian federal, state, provincial, or local governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any Restricted Person or its properties.

       Section 5.13. Environmental Laws. As used in this section: "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List of the Environmental Protection Agency, and "Release" has the meaning given such term in 42 U.S.C. Sec. 9601(22). Without limiting the provisions of Section 5.12 and except as set forth in the Disclosure Schedule:

       (a)	No notice, notification, demand, request for
information, citation, summons or order has been issued, no complaint has been filed and, to the knowledge of any Restricted Person, none are threatened, no penalty has been assessed and, to the knowledge of any Restricted Person, none are threatened, and no investigation or review is pending or threatened by any Tribunal or any other Person with respect to any of the following (i) any alleged generation, treatment, storage, recycling, transportation, disposal, or Release of any Hazardous Materials, either by any Restricted Person or on any property owned or operated by any Restricted Person, (ii) any remedial action which might be needed to respond to any such alleged generation, treatment, storage, recycling, transportation, disposal, or Release, (iii) any alleged failure by any Restricted Person to have, or to be in compliance with, any permit, license or authorization required in connection with the conduct of its business or with respect to any such generation, treatment, storage, recycling, transportation, disposal, or Release, or (iv) any allegation of any non-compliance with any Environmental Law.

       (b)	No Restricted Person otherwise has any known
material contingent liability in connection with any alleged generation, treatment, storage, recycling, transportation, disposal, or Release of any Hazardous
Materials.

       (c)	No Restricted Person has handled any Hazardous
Materials, other than as a generator, on any properties now or previously owned or leased by any Restricted Person to an extent that such handling has caused, or could cause, a Material Adverse Change.

       (d)	Except as disclosed in the Disclosure Schedule:

       (i)	no PCBs are or have been present at any
properties now or previously owned, operated or leased by any Restricted Person;

       (ii)	no asbestos is or has been present at any
properties now or previously owned, operated or leased by any Restricted Person;

       (iii)	there are no underground storage tanks,
active or abandoned, at any properties now or previously owned, operated or leased by any Restricted
Person; and

       (iv)	no Hazardous Materials have been Released
at, on or under any properties now or previously owned, operated or leased by any Restricted Person.

       (e)	No Restricted Person has transported or arranged
for the transportation or disposition of any Hazardous
Material to any location which is listed on the National
Priorities List under CERCLA, any location listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in CERCLIS, nor any location listed on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

       (f)	No property now or previously owned, operated or
leased by any Restricted Person is listed or proposed for listing on the National Priority list promulgated pursuant to CERCLA, in CERCLIS, nor on any similar state list of sites.

       (g)	There are no Liens arising under or pursuant to
any Environmental Laws on any of the real properties or properties owned, operated or leased by any Restricted
Person, and no government actions of which Borrower is aware have been taken or are threatened which could subject any of such properties to such Liens; nor would any Restricted Person be required to place any notice or restriction relating to the presence of Hazardous Materials at any properties owned by it in any deed to such properties.

       (h)	There have been no environmental investigations,
studies, audits, tests, reviews or other analyses for surface water, ground water, soil contamination or natural resource damages relating to the Release of Hazardous
Materials conducted by or which are in the possession of any Restricted Person in relation to any properties or facility now or previously owned, operated or leased by any Restricted Person which have not been made available to Administrative Agent.

       (i)	Except as set forth on the Disclosure Schedule,
(i) all Restricted Persons are conducting their businesses in material compliance with all applicable Environmental
Laws, and all past non-compliance with such Environmental
Laws has been resolved without ongoing obligations or costs; and (ii) no Restricted Person has filed any notice under any Law indicating that any such Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any such Person.

       (j)	The Disclosure Schedule sets out (i) the amounts
expended by Restricted Persons through November 13, 2001 to pay (x) vendors, (y) spill claimants, and (z) clean up costs incurred in connection with the Pipeline Release
(collectively, the "Spill Costs"), (ii) the estimated amount of additional Spill Costs which will be incurred by the Restricted Persons in the future, (iii) the amount of insurance payments received by Restricted Persons through November 13, 2001 to pay for Spill Costs, and (iv) the estimated amount of future insurance payments that the Restricted Persons anticipate receiving to pay for Spill
Costs.

       Section 5.14. Names and Places of Business. No Restricted Person has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in the Disclosure Schedule. Except as otherwise indicated in the Disclosure Schedule, the chief executive office and principal place of business of each Restricted Person are (and since the dates of initial formation of such Restricted Persons have been) located at the address of Borrower set out in Section
10.3. Except as indicated in the Disclosure Schedule or otherwise disclosed in writing to the Administrative Agent, no Restricted Person has any other office or place of business.

       Section 5.15. Borrower's Subsidiaries. Borrower does not presently have any Subsidiary or own any stock in any other corporation or association except those listed in the Disclosure Schedule or disclosed to Administrative Agent in writing.
Neither Borrower nor any Restricted Person is a member of any general or limited partnership, limited liability company, joint venture or association of any type whatsoever except those listed in the Disclosure Schedule or disclosed to Administrative Agent in writing. Borrower owns, directly or indirectly, the equity interest in each of its Subsidiaries which is indicated in the Disclosure Schedule or as disclosed to Administrative Agent in writing.

       Section 5.16. Title to Properties; Licenses. Each Restricted Person has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Permitted Liens and of all material impediments to the use of such properties and assets in such Restricted Person's business. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, except to the extent that such failure to possess could not reasonably be expected to cause a Material Adverse Change, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

       Section 5.17. Government Regulation. Neither Borrower nor any other Restricted Person owing Obligations is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

       Section 5.18. Insider. No Restricted Person, nor any Person having "control" (as that term is defined in 12 U.S.C. Sec. 375b(9) or in regulations promulgated pursuant thereto) of any Restricted Person, is a "director" or an "executive officer" or "principal shareholder" (as those terms are defined in 12 U.S.C. Sec. 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary.

       Section 5.19. Solvency. Upon giving effect to the issuance of the Notes, the execution of this Agreement and the other Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby and thereby, (i) Borrower and each Guarantor will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws), and the sum of Borrower's and each Guarantor's absolute and contingent liabilities, including the Obligations or guarantees thereof, shall not exceed the fair market value of such Restricted Person's assets, and (ii) Borrower's and each Guarantor's capital should be adequate for the businesses in which such Restricted Person is engaged and intends to be engaged. Neither Borrower nor any Restricted Person has incurred (whether under the Loan Documents or otherwise), nor does any Restricted Person intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

       Section 5.20. Credit Arrangements. Except as set forth on the Disclosure Schedule, no Affiliate of any Restricted Person is party to or subject to any credit agreement, loan agreement, indenture, purchase agreement, guaranty or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) that creates by a covenant of such Affiliate or otherwise, any limitation or restriction any action of any Restricted Person or any obligation that any Restricted Person be caused to take any action.

       Section 5.21.  Real Property.  Set forth on Part I of
Schedule 6 hereto is a complete and accurate list of all real property owned by any Restricted Person or any of its Subsidiaries (other than Injection Stations), showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Restricted Person or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens and other Liens created or permitted by the Loan Documents. Set forth on Part II of Schedule 6 hereto is a complete and accurate list of all leases of real property under which any Restricted Person or any of its Subsidiaries is the lessee(other than Injection Stations), showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

              ARTICLE VI - Affirmative Covenants

       To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, General Partner, Genesis Energy, L.P. and Borrower covenant and agree that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.1, have previously agreed otherwise:

       Section 6.1. Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed in the Loan Documents to which it is a party.

       Section 6.2. Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender at Restricted Person's expense:

       (a)	As soon as available, and in any event within one
hundred twenty (120) days after the end of each Fiscal Year
(i) complete Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by Arthur Andersen LLP, or other independent certified public accountants selected by General Partner and acceptable to Majority Lenders, stating that such Consolidated financial statements have been so prepared and (ii) supporting unaudited balance sheets and statements of income of each other Restricted Person.
These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings for such Fiscal Year.
Such Consolidated financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, within ninety (90) days after the end of each Fiscal Year, Borrower will furnish a certificate signed by such accountants (i) stating that they have read this Agreement, (ii) containing calculations showing compliance (or non-compliance) at the end of such Fiscal Year with the requirements of Sections
7.11 through 7.14 inclusive, and (iii) further stating that in making their examination and reporting on the Consolidated financial statements described above they obtained no knowledge of any Default existing at the end of such Fiscal Year, or, if they did so conclude that a Default existed, specifying its nature and period of existence.

       (b)	As soon as available, and in any event within
sixty (60) days after the end of each Fiscal Quarter of each Fiscal Year (i) Borrower's Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of Borrower's earnings and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and (ii) supporting balance sheets and statements of income of each other Restricted Person, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition, Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate in the form of Exhibit F signed by the chief financial officer, principal accounting officer or treasurer of General Partner stating that such financial statements are accurate and complete in all material respects (subject to normal year-end adjustments), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 7.11 through 7.14, inclusive and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

       (c)	Promptly upon their becoming available, copies of
all financial statements, reports, notices and proxy statements sent by Genesis Energy, L.P. to its unit holders and all registration statements, periodic reports and other statements and schedules filed by Genesis Energy, L.P. with any securities exchange, the Securities and Exchange
Commission or any similar governmental authority.

       (d)	As soon as available, and in any event within one
hundred twenty (120) days after the end of each Fiscal
Year, a business and financial plan for Borrower (in form reasonably satisfactory to Administrative Agent), prepared or caused to be prepared by a senior financial officer thereof, setting forth for the first year thereof, quarterly financial projections and budgets for Genesis
Energy, L.P., and thereafter yearly financial projections during the Commitment Period.

       (e)	On or about the twenty-sixth (26th) (but no later
than the twenty-eighth (28th)) day of each calendar month a Borrowing Base Report in the form of Exhibit G duly completed by an authorized officer of General Partner and conforming with the requirements of Section 2.13, and on or before the last day of each calendar month, a statement reconciling the Borrowing Base Report delivered on or about the 26th day of the preceding calendar month with actual results for the preceding calendar month.

       (f)	As soon as available, and in any event within
thirty (30) days after the end of each calendar month, a report setting forth for such month aggregate volumes and margins for all marketing activities of Restricted Persons.

       (g)	As soon as available, and in any event within
thirty (30) days after the end of each Fiscal Year, an environmental compliance certificate signed by the president or chief executive officer of General Partner in the form attached hereto as Exhibit H. Further, if requested by Administrative Agent, Restricted Persons shall permit and cooperate with an environmental and safety review made in connection with the operations of Restricted Persons' properties one time during each Fiscal Year, by consultants selected by Administrative Agent which review shall, if requested by Administrative Agent, be arranged and supervised by environmental legal counsel for Administrative Agent, all at Restricted Persons' cost and expense. The consultant shall render a verbal or written report, as specified by Administrative Agent, based upon such review at Restricted Persons' cost and expense and a copy thereof will be provided to Restricted Persons.

       (h)	Concurrently with the annual renewal of
Restricted Persons' insurance policies, Restricted Persons shall at their own cost and expense, if requested by Administrative Agent in writing, cause a certificate or report to be issued by Administrative Agent's professional insurance consultants or other insurance consultants satisfactory to Administrative Agent certifying that Restricted Persons' insurance for the next succeeding year after such renewal (or for such longer period for which such insurance is in effect) complies with the provisions of this Agreement and the Security Documents.

       (i)	As soon as available, and in any event within
thirty (30) days after the end of each calendar month, a Consolidated statement of Borrower's earnings for such calendar month in form satisfactory to Administrative
Agent.

       (j)	As soon as available, and in any event within
thirty (30) days after the end of each calendar month, a report on a mark to market basis of all Floating Price Contracts as of the close of business on the last day of such month, and together with such report a complete list of all net realized losses on any Floating Price Contracts for the prior twelve months in form reasonably satisfactory to Administrative Agent.

       Section 6.3. Other Information and Inspections. Each Restricted Person will furnish to each Lender any information which Administrative Agent or any Lender may from time to time request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Restricted Persons' businesses and operations. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and, upon prior notice to Borrower, its representatives. Without limitation of the foregoing, within one hundred twenty (120) days after the end of each Fiscal Year, and in addition once during each Fiscal Year, if requested by Administrative Agent at the instruction of Majority Lenders, Borrower shall permit commercial financial examiners appointed by Administrative Agent to conduct a commercial finance examination of the business and assets of Restricted Persons and in connection with such examination to have full access to and the right to examine, audit, make abstracts and copies from, and inspect Restricted Persons' records, files, books of account and all other documents, instruments and agreements to which a Restricted Person is a party. Borrower shall pay all reasonable costs and expenses of Administrative Agent associated with any such examination.

       Section 6.4. Notice of Material Events and Change of Address. Each Restricted Person will notify each Lender Party, not later than five (5) Business Days after any executive officer of Restricted Persons has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:

       (a)	the occurrence of any Material Adverse Change;

       (b)	the occurrence of any Default;

       (c)	the acceleration of the maturity of any
Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Change;

       (d)	the occurrence of any Termination Event;

       (e)	Under any Environmental Law, any claim of
$250,000 or more, any notice of potential liability which might exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person's properties taken as a whole; and

       (f)	the filing of any suit or proceeding, or the
assertion in writing of a claim against any Restricted
Person or with respect to any Restricted Person's properties in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

Upon the occurrence of any of the foregoing, Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default, or Termination Event to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Restricted Persons will also notify Administrative Agent and Administrative Agent's counsel in writing at least twenty Business Days prior to the date that any Restricted Person changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting Administrative Agent and its counsel to prepare the same.

       Section 6.5. Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other material property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) and in compliance with all applicable Laws, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

       Section 6.6. Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify will not cause a Material Adverse Change.

       Section 6.7. Payment of Trade Liabilities, Taxes, Etc. Each Restricted Person will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (c) within one hundred twenty (120) days after the date such goods are delivered or such services are rendered, pay all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor which are required by GAAP.

       Section 6.8. Insurance. Each Restricted Person shall at all times maintain insurance for its property in accordance with the Insurance Schedule which insurance shall be by financially sound and reputable insurers. Each Restricted Person will maintain any additional insurance coverage as described in the respective Security Documents. If any portion of any real estate on which a Lien is granted for purposes of securing the Obligations is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto), then Borrower shall maintain, or cause to be maintained, with an insurer reasonably acceptable to Agent, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act. Upon demand by Administrative Agent any insurance policies covering Collateral shall be endorsed (a) to provide for payment of losses to Administrative Agent as its interests may appear, (b) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without fifteen days prior notice to Administrative Agent, and (c) to provide for any other matters specified in any applicable Security Document or which Administrative Agent may reasonably require. Each Restricted Person shall at all times maintain insurance against its liability for injury to persons or property in accordance with the Insurance Schedule, which insurance shall be by financially sound and reputable insurers. Without limiting the foregoing, each Restricted Person shall at all time maintain liability insurance in accordance with the Insurance Schedule.

       Section 6.9. Performance on Borrower's Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys' fees or other amounts it is required to pay under any Loan Document, Agents may pay the same after notice of such payment by Administrative Agent is given to Borrower. Borrower shall immediately reimburse Agent for any such payments and each amount paid by Agents shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Agents.

       Section 6.10. Interest. Borrower hereby promises to each Lender to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which Borrower has in this Agreement promised to pay to such Lender and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

       Section 6.11. Compliance with Agreements and Law. Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, and franchise, and each agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto and will maintain in good standing all licenses that may be necessary or appropriate to carry on its business.

       Section 6.12.  Environmental Matters; Environmental
Reviews.

       (a)	Each Restricted Person will comply in all material
respects with all Environmental Laws now or hereafter applicable to such Restricted Person as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

       (b)	Each Restricted Person will promptly furnish to
Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which it has notice, pending or threatened against any Restricted Person, the potential liability of which exceeds $250,000 or would cause a Material Adverse Change if resolved adversely against any Restricted Person, by any governmental authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

       (c)	Each Restricted Person will promptly furnish to
Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Restricted Person in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, the potential liability of which exceeds $250,000 or would cause a Material Adverse Change if resolved adversely against any Restricted Person.

       Section 6.13. Evidence of Compliance. Subject to the last sentence of Section 6.3, each Restricted Person will furnish to each Lender at such Restricted Person's expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

       Section 6.14. Agreement to Deliver Security Documents. Restricted Persons will deliver to further secure the Obligations whenever requested by Administrative Agent, in its sole and absolute discretion, deeds of trust, mortgages, flood hazard certification, title searches, title insurance, chattel mortgages, surveys, security agreements, financing statements and other Security Documents in form and substance reasonably satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property now owned or hereafter acquired by any Restricted Person.

       Section 6.15. Perfection and Protection of Security Interests and Liens. Each Restricted Person will from time to time deliver to Collateral Agent any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Restricted Persons in form and substance reasonably satisfactory to Collateral Agent, which Collateral Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

       Section 6.16. Bank Accounts; Offset. To secure the repayment of the Obligations, each Restricted Person hereby grants to each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of such Restricted Person now or hereafter held or received by or in transit to any Lender from or for the account of such Restricted Person, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of such Restricted Person with any Lender, and (c) any other credits and claims of such Restricted Person at any time existing against any Lender, including claims under certificates of deposit. At any time and from time to time during the continuance of any Event of Default, each Lender is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to any Restricted Person), any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

       Section 6.17. Guaranties of Subsidiaries. Each Subsidiary of General Partner (other than Borrower) now existing or created, acquired or coming into existence after the date hereof shall, promptly upon request by Administrative Agent, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be reasonably satisfactory to Administrative Agent in form and substance. Each Subsidiary of General Partner (other than Borrower) existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder. General Partner will cause each of its Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

       Section 6.18. Compliance with Agreements. Each Restricted Person shall observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to such Restricted Person or to Restricted Persons on a Consolidated basis or materially significant to any Guarantor, unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided in such agreement or instrument or unless such failure to so observe, perform or comply would not reasonably be expected to cause a Material Adverse Change.

       Section 6.19. Rents. By the terms of the various Security Documents, certain Restricted Persons are and will be assigning to Collateral Agent, for the benefit of Lender Parties, all of the "Rents" (as defined therein) accruing to the property covered thereby. Notwithstanding any such assignments, so long as no Default has occurred and is continuing, (i) such Restricted Persons may continue to receive and collect from the payors of such Rents all such Rents, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified, and free and clear of such Liens, use the proceeds of the Rents, and (ii) the Collateral Agent will not notify the obligors of such Rents or take any other action to cause proceeds thereof to be remitted to the Collateral Agent. Upon the occurrence of a Default, Collateral Agent may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Rents then held by such Restricted Persons or to receive directly from the payors of such Rents all other Rents until such time as such Default is no longer continuing. If
Collateral Agent shall receive any Rent proceeds from any payor at any time other than during the continuance of a Default, then it shall notify Borrower thereof and (i) upon request and pursuant to the instructions of Borrower, it shall, if no Default is then continuing, remit such proceeds to the Borrower and (ii) at the request and expense of Borrower, execute and deliver a letter to such payors confirming Restricted Persons' right to receive and collect Rents until otherwise notified by Collateral Agent. In no case shall any failure, whether purposed or inadvertent, by Collateral Agent to collect directly any such Rents constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any Rents by Collateral Agent to such Restricted Persons constitute a waiver, remission, or release of any other Rents or of any rights of Collateral Agent to collect other Rents thereafter.

       Section 6.20. Operating Practices. Each Restricted Person shall operate its business in a manner that is consistent with the policies and procedures approved by the board of directors of General Partner and in effect on, and delivered to Administrative Agent and Lenders prior to, the date hereof, and revisions thereto referred to in the following sentence.
Borrower shall review such policies and procedures at least annually, and shall promptly recommend to the board of directors of General Partner such revisions to such policies and procedures as may be recommended by Restricted Persons' or, upon consultation with Borrower and its consultants and at the request of Administrative Agent, Administrative Agent's third party consultants, with respect to adequate internal controls, and Borrower shall promptly provide a report to Lenders regarding such policies and procedures, including such policies and procedures which the board of directors of General Partner could adopt and has adopted.

       Section 6.21. Evaluation. Within 45 days of the date hereof, Borrower shall engage an independent advisor reasonably acceptable to Administrative Agent to evaluate the business plans of Borrower and its Subsidiaries, with the nature and scope of such evaluation to be reasonably satisfactory to the Administrative Agent.

                ARTICLE VII - Negative Covenants

       To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, General Partner, Genesis Energy, L.P. and Borrower covenant and agree that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.1, have previously agreed otherwise:

       Section 7.1. Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

       (a)	the Obligations;

       (b)	Indebtedness of Borrower arising under Hedging
Contracts (i) permitted under Section 7.3 or (ii) consisting of options, swaps, collars and similar instruments that relate to Petroleum Inventory and are either referred to in Section 7.15(a) or permitted by
Section 7.15(b) or (c );

       (c)	Indebtedness of any Restricted Person owing to
another Restricted Person;

       (d)	guaranties by General Partner, Genesis Energy,
L.P., Borrower or any other Guarantor of trade payables of any Restricted Person incurred and paid in the ordinary course of business on ordinary trade terms;

       (e)	Indebtedness of any Restricted Person owing in
connection with deferred payments of insurance premiums, provided that all such Indebtedness of all Restricted
Persons shall not exceed $1,500,000 in any Fiscal Year;

       (f)	prior to February 28, 2002, but not thereafter,
outstanding Salomon Obligations, provided that the Facility
Usage plus the Salomon Guaranty Exposure does not exceed the sum of the Borrowing Base and the Over-Advance Facility at any time; and

       (g)	other Indebtedness of Borrower not to exceed in
the aggregate principal amount of $250,000 at any one time outstanding.

       Section 7.2. Limitation on Liens. No Restricted Person will create, assume or permit to exist (i) any Lien upon any Accounts, inventory, cash or investment securities which constitute Collateral except (A) Permitted Inventory Liens, (B) Liens created pursuant to the Security Documents and, prior to February 28, 2002, but not thereafter, Liens existing on the date of this Agreement securing outstanding Salomon Obligations,
(C) statutory Liens in respect of First Purchase Crude Payables,
(D) Liens of the type described in clause (e) below in connection with any Eligible Margin Deposit to secure Hedging Contracts permitted under Section 7.1 with the broker that is the holder of such Eligible Margin Deposit, (E) Liens of the type described in clauses (a), (c) and (f) below, and (F) any other Liens expressly permitted to encumber such Collateral under any Security Document covering such Collateral or (ii) any Lien upon any of the properties or assets other than such Collateral which it now owns or hereafter acquires except the following (Liens, to the extent permitted by this Section, herein called "Permitted Liens"):

       (a)	Liens created pursuant to this Agreement or the
Security Documents and Liens existing on the date of this Agreement and listed in the Disclosure Schedule.

       (b)	Liens imposed by any governmental authority for
taxes, assessments or charges not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of any Restricted
Person in accordance with GAAP;

       (c)	pledges or deposits of cash or securities under
worker's compensation and automobile insurance policies, unemployment insurance and employee medical insurance or other social security legislation not to exceed for all such items in the aggregate $1,000,000;

       (d)	carriers', warehousemen's, mechanics',
materialmen's, repairmen's, landlord's, or other like Liens
(including, without limitation, Liens on property of any Restricted Person in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP;

       (e)	Liens under or with respect to accounts with
brokers or counterparties with respect to Hedging Contracts consisting of cash, commodities or futures contracts, options, securities, instruments, and other like assets securing only Hedging Contracts permitted under Section
7.1;

       (f)	deposits of cash or securities to secure the
performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

       (g)	easements, rights-of-way, restrictions and other
similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Restricted Person;

       (h)	Liens in respect of purchase money obligations
and Capital Leases relating to Indebtedness permitted under
Section 7.1(g), and Liens in respect of operating leases;

       (i)	rights reserved to or vested in any governmental
authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

       (j)	rights reserved to or vested by Law in any
governmental authority to in any manner, control or regulate in any manner any of the properties of any Restricted Person or the use thereof or the rights and interests of any Restricted Person therein, in any manner under any and all Laws;

       (k)	rights reserved to the grantors of any properties
of any Restricted Person, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith; and

       (l)	inchoate Liens in respect of pending litigation
or with respect to a judgment which has not resulted in an Event of Default under Section 8.1.

       Section 7.3. Hedging Contracts. No Restricted Person will be a party to or in any manner be liable on any Hedging
Contract, except:

       (a)	Hedging Contracts entered into by a Restricted
Person with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds one hundred percent (100%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (iii) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or an Affiliate of any Lender at the time such contract is entered into) at the time the contract is made has long-term unsecured and unenhanced debt obligations rated A or A2 or better, respectively, by either Rating Agency or is otherwise acceptable to Majority Lenders.

       (b)	Hedging Contracts relating to Petroleum Inventory
which are referred to in Section 7.15(a) or permitted by
Section 7.15(b) or (c).

       Section 7.4. Limitation on Mergers, Issuances of Securities. Except as expressly provided in this section, no Restricted Person will (a) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (b) acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business and Investments permitted under
Section 7.7 hereof or (c) sell, transfer, lease, exchange, alienate or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired, except for sales or transfers not prohibited by under Section 7.5 hereof. No Subsidiary of Genesis Energy, L.P. will issue any additional shares of its capital stock or other securities or any options, warrants or other rights to acquire such additional shares or other securities except a direct Subsidiary of a Restricted Person may issue additional shares or other securities to such Restricted Person, to Genesis Energy, L.P. or to General Partner so long as
(i) such Subsidiary is a Wholly Owned Subsidiary of Genesis Energy, L.P. after giving effect thereto and (ii) such share and securities shall be pledged to the Collateral Agent for the benefit of the Lenders pursuant to Security Documents acceptable to the Administrative Agent. No Subsidiary of Borrower which is a partnership will allow any diminution of Borrower's interest (direct or indirect) therein.

       Section 7.5.  Limitation on Sales of Property.  No
Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any Collateral or any of its material assets or properties or any material interest therein except:

       (a)	equipment which is worthless or obsolete or no
longer necessary or useful to the proper conduct of its business or which is replaced by equipment of equal suitability and value;

       (b)	inventory (including pipeline linefill) which is
sold in the ordinary course of business on ordinary trade terms;

       (c)	sales or transfers, subject to the Security
Documents, by a Person (other than Borrower) that is a Subsidiary of a Restricted Person to such Restricted Person or to a Wholly Owned Subsidiary of such Restricted Person that is a Guarantor;

       (d)	sale of any or all of the real and personal
property associated with the Texas System between and including Neches, Texas and Gate Plant D located on the Pierce Junction to Webster segment in Houston, Texas, including any gathering or branch lines extending from the trunk lines so long as (A) the purchase price paid to Borrower for such asset shall be no less than the fair market value of such asset at the time of such sale, (B) the purchase price for such asset shall be paid to Borrower solely in cash, and (C) the Net Cash Proceeds from any such sale shall be applied as set forth in Section 2.6(c); and

       (e)	the sale of any other asset by Borrower or any
Subsidiary so long as (A) the purchase price paid to Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (B) the purchase price for such asset shall be paid to Borrower or such Subsidiary solely in cash, (C) the aggregate purchase price paid to Borrower and all of its Subsidiaries for such asset and all other assets sold by Borrower and its Subsidiaries during the same Fiscal Year pursuant to this clause (e) shall not exceed $2,000,000,
(D) the consent (not to be unreasonably withheld) of the Majority Lenders is obtained in connection with any such sale, and (E) the Net Cash Proceeds from any such sale shall be applied as set forth in Section 2.6(c).

No Restricted Person will sell, transfer or otherwise dispose of capital stock of or interest in any of its Subsidiaries except to Borrower or a Wholly Owned Subsidiary of Borrower which shall pledge such capital stock or interest to the Collateral Agent for the benefit of the Lenders pursuant to Security Documents acceptable to the Collateral Agent.. No Restricted Person will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income. So long as no Default then exists, Collateral Agent will, at Borrower's request and expense, execute a release, satisfactory to Borrower and Collateral Agent, of any Collateral so sold, transferred, leased, exchanged, alienated or disposed of pursuant to this Section.

       Section 7.6. Limitation on Dividends and Redemptions. No Restricted Person will declare or pay any dividends on, or make any other distribution in respect of, any class of its capital stock or any partnership, limited liability company or other interest in it, nor will any Restricted Person directly or indirectly make any capital contribution of any nature to or purchase, redeem, acquire or retire any shares of the capital stock of or partnership or limited liability company interests in any Restricted Person (whether such interests are now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the capital stock of any Restricted Person, while any Loan or commitment hereunder is outstanding; provided that Genesis Energy L.P. shall be permitted to make distributions to its general and limited partners to the extent required, as of the date hereof, by its agreement of limited partnership if, at the time such distribution is made: (i) no Default exists, or would exist after giving effect to such distribution, (ii) the Borrower is not aware of any event or circumstance that exists, or is likely to occur in the future, that would result in a Default, (iii) all commitments under the Over-Advance Facility have been terminated and no amount is outstanding under the Over-Advance Facility, and (iv) for each day of the Fiscal Quarter immediately preceding such distribution, the Borrowing Base shall have exceeded the Facility Usage, plus any applicable Salomon Guaranty Exposure, by at least the sum of $20,000,000 plus the amount of the distribution. No such distribution shall be made until 5 Business Days after the Chief Financial Officer of the Borrower delivers to the Administrative Agent a certificate that the above conditions have been satisfied.

       Section 7.7. Limitation on Investments and New Businesses. No Restricted Person will (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, or (c) make any acquisitions of or capital contributions to or other Investments in any Person, or make any acquisitions of material properties or assets of another Person other than Permitted Investments. All transactions permitted under the foregoing subsections (a) through (c), inclusive, are subject to Section 7.5. General Partner will not engage in any business other than the ownership of Genesis Energy, L.P. and Borrower. Genesis Energy, L.P. will not engage in any business other than the ownership of the Borrower.

       Section 7.8. Limitation on Credit Extensions. Except for Permitted Investments and Hedging Contracts permitted under
Section 7.3(b) hereof, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

       Section 7.9. Transactions with Affiliates. No Restricted Person will engage in any material transaction with any of its Affiliates except: (a) transactions among Borrower and Wholly Owned Subsidiaries of Borrower, subject to the other provisions of this Agreement, and (b) transactions entered into in the ordinary course of business of such Restricted Person on terms which are no less favorable to such Restricted Person than those which would have been obtainable at the time in arm's-length transactions with Persons other than such Affiliates.

       Section 7.10. Prohibited Contracts. Except as expressly provided for in the Loan Documents and as described in the Disclosure Schedule, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Subsidiary of Genesis Energy, L.P., including but not limited to Borrower and any Subsidiary of Borrower to: (a) pay dividends or make other distributions to Borrower or Genesis Energy, L.P.,
(b) redeem equity interests held in it by Borrower or Genesis Energy, L.P., (c) repay loans and other indebtedness owing by it to Borrower or Genesis Energy, L. P., or (d) transfer any of its assets to Borrower or Genesis Energy, L.P. No Restricted Person will enter into any "take-or-pay" contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it other than contracts for pipeline capacity or for services in either case reasonably anticipated to be utilized in the ordinary course of business. No Restricted Person will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Collateral Agent or any Lender under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA that is subject to Title IV of ERISA. No Restricted Person will amend or modify or permit any amendment or modification of any of the agreements evidencing or relating to the Salomon Facility or extend the term of the commitments thereunder.

       Section 7.11. Current Ratio. The ratio of (i) the sum of Borrower's Consolidated current assets plus the unutilized amount available for Loans hereunder pursuant to Section 2.1 to
(ii) Borrower's Consolidated current liabilities will never be less than 1.0 to 1.0. For purposes of this section, Borrower's Consolidated current liabilities will be calculated without including any payments of principal on the Notes which are required to be repaid within one year from the time of calculation.

       Section 7.12. Leverage Ratio. Borrower will not permit the Leverage Ratio on the last day of any Fiscal Quarter set forth below to be greater than the ratio set forth opposite such Fiscal Quarter below:

            Fiscal Quarter Ending       Ratio
            ---------------------     ---------
            March 31, 2002            4.00:1.00
            June 30, 2002             3.00:1.00
            September 30, 2002        3.00:1.00
            December 31, 2002         3.00:1.00
            Thereafter                2.00:1.00


       Section 7.13. Interest Coverage Ratio. Borrower will not permit the Interest Coverage Ratio on the last day of any Fiscal
Quarter set forth below to be less than the ratio set forth opposite such Fiscal Quarter below:

            Fiscal Quarter Ending       Ratio
            ---------------------     ---------
            March 31, 2002            2.00:1.00
            June 30, 2002             2.50:1.00
            September 30, 2002        2.50:1.00
            December 31, 2002         2.50:1.00
            Thereafter                3.00:1.00


       Section 7.14. Capital Expenditures. Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during any Fiscal Quarter set forth below, Borrower and its Subsidiaries may make Capital Expenditures in an aggregate amount not to exceed the amount set forth opposite such Fiscal Quarter below and (ii) any permitted Capital Expenditures not made in any Fiscal Quarter shall be carried over to future Fiscal Quarters:

            Fiscal Quarter Ending      Amount
            ---------------------     --------
            March 31, 2002            $750,000
            June 30, 2002             $375,000
            September 30, 2002        $375,000
            December 31, 2002         $ 0
            Thereafter                $ 0


       Section 7.15.  Open Position ; Certain Permitted Financial
Instruments; NYMEX Transactions.

       (a)	Open Position.  No Restricted Person shall at any
time have any Open Positions; provided, however, that Borrower may have:

       (i)	Physical inventories of Petroleum Inventory (A)
consisting of tank bottoms and pipeline linefill requirements of up to 200,000 barrels in the aggregate at any time, (B) excess inventory of up to 200,000 barrels in the aggregate at any time resulting from crude gathering receipts in excess of scheduled quantities, provided that Borrower shall establish an Offsetting Position with respect to such quantities within five business days following identification of such inventory, but in any event not later than the 20th day following the month in which such excess volumes were received.

       (ii)	Floating Price Contracts to purchase or sell
Petroleum Inventory in the Current Trading Month; provided that, such Floating Price Contracts either (A) have an Offsetting Position by the 26th day of the month preceding the month of receipt or delivery, or (B) are scheduled to be stored in pipelines Currently Approved by Majority Lenders and are hedged in the delivery month with NYMEX contracts; and further provided that such Floating Price Contracts relating to the sale of Petroleum Inventory for the Current Trading Month do not exceed purchases by more than 10,000 barrels per day.

       (iii)	Floating Price Contracts to purchase or sell
Petroleum Inventory to be received or delivered after the Current Trading Month, but within the twelve months following the Current Trading Month provided that (A) such contracts are at the then market price and (B) at any point in time the sum of (x) net realized losses relating to such contracts and (y) mark to market exposure relating to such contracts does not, at any time, exceed $1,000,000.

As used herein, "Current Trading Month" means (i) with respect to the first twenty-five days of any calendar month, the next following calendar month and (ii) with respect to the period from the 26th day of a calendar month through the last day of such month, the second calendar month next following such month (for example, for the period from January 26th through February 25th, the Current Trading Month is March), "Floating Price Contract" means (i) a purchase or sale contract based upon a daily index such as a posted price or NYMEX price from time to time in effect during the delivery month and (ii) a NYMEX spread transaction in which the length of time between the offsetting purchase and sale obligations do not exceed twelve months,

       (b)	Certain Permitted Financial Instruments.  No
Restricted Person will write (i.e. sell) or otherwise participate in any swap, collar or similar agreement relating to Petroleum Inventory, or write (i.e. sell) any option, unless, with respect thereto, (i) such Restricted Person has an Offsetting Position in crude volumes and (ii) the counter-party (or guarantor to the obligations of such counter-party) at the time such financial instrument is made (A) has one or more long term unsecured and unenhanced debt obligations rated A or A2 or better, respectively, by either Rating Agency, or (B) is a Lender, a "Lender" as such term is defined in the Revolver Agreement, or an Affiliate of a Lender or "Lender", or (C) is listed in the Disclosure Schedule.

       (c)	NYMEX Transactions.   No Restricted Person will
convert a NYMEX position to a physical position by way of an "exchange for physicals" or an "alternative delivery procedure" unless the credit extended in connection with such physical position would comply with the credit requirements of the definition of "Approved Eligible Receivables"
..

       Section 7.16. Redelivery of Borrowing Base Report. If, at any time, the amount of any component of the Borrowing Base, listed in item "(a)" of the definition thereof, shall decrease, or if any contract related to such item is modified, sold or exchanged in any way that would negatively affect the Borrowing Base, the Borrower shall immediately (i) notify Administrative Agent of the occurrence of such event, (ii) deliver to Administrative Agent a revised Borrowing Base Report satisfactory to Administrative Agent, which Administrative Agent shall thereafter furnish to Lenders, and (iii) make any prepayment as may be required under Section 2.6 resulting from such reduced Borrowing Base.

         ARTICLE VIII - Events of Default and Remedies

       Section 8.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

       (a)	Any Restricted Person fails to pay the principal
component of any Loan or any reimbursement obligation with respect to any Letter of Credit when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

       (b)	Any Restricted Person fails to pay any Obligation
(other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;

       (c)	Any event defined as a "default" or "event of
default" under, or otherwise constituting a breach of, any Loan Document occurs, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

       (d)	Any Restricted Person fails to duly observe,
perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;

       (e)	Any Restricted Person fails (other than as
referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;

       (f)	Any representation or warranty previously,
presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan
Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative
Agent;

       (g)	Any Restricted Person shall default in the
payment when due of any principal of or interest on any of its other Indebtedness in excess of $250,000 in the aggregate (other than Indebtedness the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of such Restricted Person in accordance with GAAP), or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full
(whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity;

       (h)	Either (i) any "accumulated funding deficiency"
(as defined in Section 412(a) of the Code) in excess of $250,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the amount of unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA of such ERISA Plan exceeds $250,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount);

       (i)	General Partner or any other Restricted Person:

       (i)	has entered against it of a judgment, decree
or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or

       (ii)	commences a voluntary case under any
applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal
Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

       (iii)	has entered against it the appointment
of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

       (iv)	has entered against it the appointment of or
taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

       (v)	has entered against it a final judgment for
the payment of money in excess of $250,000 (in each case not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

       (vi)	suffers a writ or warrant of attachment or
any similar process to be issued by any Tribunal against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside;

       (j)	Any Change in Control occurs;

       (k)	Any Material Market Open Position Loss occurs;

       (l)	Any Security Document shall for any reason (other
than pursuant to the terms hereof and thereof) cease to create a valid and perfected first priority Lien (subject only to the Salomon Lien) in any asset having a value in excess of $100,000;

       (m)	During any twelve-month period, there shall have
occurred a default in payment (and such default remains unremedied for five Business Days) of one or more Eligible
Receivables (other than the Enron Payment) in an amount exceeding $500,000 individually or $750,000 in the aggregate;

       (n)	The beneficiary of any Letter of Credit shall
make a draft or other demand for payment thereunder;

       (o)	An "Event of Default" (as defined in the Salomon
Facility) shall have occurred and be continuing;

       (p)	Within 30 days from the date hereof, Borrower
shall fail to deliver to Administrative Agent all of the reports referred to in Section 4.1(o);

       (q)	Borrower shall fail to deliver to Administrative
Agent on or prior to January 15, 2002, evidence reasonably satisfactory to it that the obligation of Salomon to issue or substitute any Guaranty under and as defined in the Salomon Facility has been terminated in accordance with the terms of the Salomon Facility (including, without limitation, Sections 2.1 and 8.6 thereof);

       (r)	On or prior to February 28, 2002, Borrower shall
fail to cause all Salomon Obligations to be terminated and the Salomon Guaranty Exposure to be zero by obtaining full and complete releases of Salomon from all outstanding
Guaranties (as defined in the Salomon Facility) and all related liabilities and obligations;

       (s)	Within 45 days from the date hereof, Borrower
shall fail to deliver mortgages (and all other agreements or instruments required by Administrative Agent in connection therewith) in connection with the properties identified on Schedule 7 hereto; or

       (t)	A Material Adverse Change shall occur.

Upon the occurrence of an Event of Default described in subsection (i)(i), (i)(ii) or (i)(iii) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each other
Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority
Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each other
Restricted Person who at any time ratifies or approves this Agreement.

       Section 8.2. Remedies. If any Default shall occur and be continuing, each Lender Party and Agents may protect and enforce their rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender Party and Agents may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon Lender Parties and Agents under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

                   ARTICLE IX - The Agents

       Section 9.1. Authorization and Action. Each Lender Party (in its capacities as a Lender and the LC Issuer (if applicable)) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each
Agent agrees to give to each Lender Party prompt notice of each notice given to it by Borrower pursuant to the terms of this Agreement.

       Section 9.2. Agents' Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of Administrative Agent, Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Transferee, as assignee, or, in the case of any other Agent, such Agent has received notice from Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 10.5(c); (b) may consult with legal counsel (including counsel for any Restricted Person), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Restricted Person or to inspect the property (including the books and records) of any Restricted Person; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

       Section 9.3. Administrative Agent and Affiliates. With respect to the Loans made by it and the Notes issued to it, Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term "Lender Party" or "Lender Parties" shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Restricted Person, any of its Subsidiaries and any Person that may do business with or own securities of any Restricted Person or any such Subsidiary, all as if Administrative Agent were not an Agent and without any duty to account therefor to the Lender Parties.

       Section 9.4. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the Initial Financial Statements and the financial statements referred to in Section 6.2 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

       Section 9.5. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by Borrower) from and against such Lender Party's Percentage Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the "Indemnified Costs"); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its Percentage Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by Borrower under Section 10.4, to the extent that such Agent is not promptly reimbursed for such costs and expenses by Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.5 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

             (b)	Each Lender Party severally agrees to indemnify
the LC Issuer (to the extent not promptly reimbursed by Borrower) from and against such Lender Party's Percentage Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such LC Issuer in any way relating to or arising out of the Loan Documents or any action taken or omitted by such LC Issuer under the Loan
Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such LC Issuer's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.
Without limitation of the foregoing, each Lender Party agrees to reimburse such LC Issuer promptly upon demand for its Percentage
Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by Borrower under Section
10.4, to the extent such LC Issuer is not promptly reimbursed for such costs and expenses by Borrower. For the purposes of this clause (B), "LC Issuer" shall include Citibank in connection with the issuance of any Citibank Letter of Credit.

       Section 9.6. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lender Parties and Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the mortgages hereunder, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the mortgages hereunder, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, other than with respect to funds transfers and other similar aspects of the administration of Borrowings, issuances of Letters of Credit and payments by the Borrower, and the retiring Agent shall be discharged from its duties and obligations under this Agreement other than as aforesaid. If within 45 days after written notice is given of the retiring Agent's resignation or removal under this Section 9.6 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent's resignation or removal shall become effective,
(b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Majority Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Majority Lenders appoint a successor Agent as provided above. After any retiring Agent's resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                  ARTICLE X - Miscellaneous

       Section 10.1.  Waivers and Amendments; Acknowledgment.

       (a)	Waivers and Amendments.  No failure or delay
(whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is any Agent or LC Issuer, by such party, and (iii) if such party is a Lender, by such Lender or by Agents on behalf of Lenders with the written consent of Majority Lenders (which consent has already been given as to the termination of the Loan Documents as provided in
Section 10.9). Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Article IV (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.2(f)), (2) increase the Percentage Share of any such Lender or the maximum amount any such Lender is committed to fund in respect of Letter of Credit Obligations and Loans or subject such Lender to any additional obligations, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender's Note, (4) change any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of "Borrowing Base" or any of the terms used in that definition,
(6) amend the definition herein of "Majority Lenders" or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (7) release Borrower from its obligation to pay such Lender's Note or any Guarantor from its guaranty of such payment, except a release of a Guarantor that has ceased to be a Subsidiary of Borrower or General Partner in a transaction permitted under this Agreement,
(8) release any Collateral, except such releases relating to sales of property permitted under Section 7.5 or (9) permit a Restricted Person to make an acquisition of or other Investments in any Person other than Permitted Investments.

       (b)	Acknowledgments and Admissions.  Borrower hereby
represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Agents or any other Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party or Agents as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party or Agents has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party and Agents, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party or Agents, (vii) Administrative Agent is not Borrower's Administrative Agent, but Administrative Agent for Lenders, (viii) should an Event of Default or Default occur or exist, each Lender Party will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

       (c)	Representation by Lenders.  Each Lender hereby
represents that it will acquire its Note for its own account in the ordinary course of its commercial lending business; however, the disposition of such Lender's property shall at all times be and remain within its control and, in particular and without limitation, such Lender may sell or otherwise transfer its Note, any participation interest or other interest in its Note, or any of its other rights and obligations under the Loan Documents subject to compliance with Sections 10.5(b) through (f), inclusive, and applicable Law.

       (d)	Joint Acknowledgment.  This written Agreement and
the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

       There are no unwritten oral agreements between the parties.

       Section 10.2. Survival of Agreements; Cumulative Nature. All of Restricted Persons' various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties' obligations to Borrower are terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

       Section 10.3. Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Agents may give telephonic notices to the other Lender Parties), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Borrower and Restricted Persons at the address of Borrower specified on the signature pages hereto and to each Lender Party at its address specified on the signature pages hereto (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile or other electronic transmission, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail; provided, however, that no Borrowing Notice or Continuation/Conversion Notice shall become effective until actually received by Administrative Agent.

       Section 10.4.  Payment of Expenses; Indemnity.

       (a)	Payment of Expenses.  Whether or not the
transactions contemplated by this Agreement are consummated, Borrower will promptly (and in any event, within 30 days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein,
(ii) all reasonable costs and expenses incurred by or on behalf of Agents (including attorneys' fees, consultants' fees and engineering fees, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, (4) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person's compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (iii) all reasonable costs and expenses incurred by or on behalf of any Lender Party or Agent (including attorneys' fees, consultants' fees and accounting fees) in connection with the defense or enforcement of any of the Loan Documents (including this section), any attempt to cure any breach thereunder by any Restricted Person or the defense of any Lender Party or Agent's exercise of its rights thereunder. In addition to the foregoing, until all Obligations have been paid in full, Borrower will also pay or reimburse Agent for all reasonable out-of-pocket costs and expenses of Agent or its agents or employees in connection with the continuing administration of the Loans and the related due diligence of Agent, including travel and miscellaneous expenses and fees and expenses of Agent's outside counsel, reserve engineers and consultants engaged in connection with the Loan Documents.

       (b)	Indemnity.  Borrower agrees to indemnify each Lender
Party and Agent, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party or Agent growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental
Laws by any Lender Party, Agent or any other Person or any liabilities or duties of any Lender Party, Agent or any other
Person with respect to the actual or alleged presence of Hazardous Materials found in or released into the environment).

The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party or Agent, provided only that no Lender Party or Agent shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including Borrower or any of its Affiliates) ever alleges such gross negligence or willful misconduct by any Lender Party or Agent, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term "Lender Party" and "Agent" shall refer not only to each Person designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Persons.

       Section 10.5.  Joint and Several Liability Parties in
Interest Assignments; Replacement Notes.

       (a)	All Obligations which are incurred by two or more
Restricted Persons shall be their joint and several obligations and liabilities. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and permitted assigns; provided, however, that no Restricted Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of all Lenders. Neither Borrower nor any Affiliates of Borrower shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it. If Borrower or any Affiliate of Borrower at any time purchases some but less than all of the Obligations owed to all Lender Parties, such purchaser shall not be entitled to any rights of any Lender under the Loan Documents unless and until Borrower or its Affiliates have purchased all of the Obligations.

       (b)	No Lender shall sell any participation interest in
its commitment hereunder or any of its rights under its Loans or under the Loan Documents to any Person unless the agreement between such Lender and such participant at all times provides:
(i) that such participation exists only as a result of the agreement between such participant and such Lender and that such transfer does not give such participant any right to vote as a Lender or any other direct claims or rights against any Person other than such Lender, (ii) that such participant is not entitled to payment from any Restricted Person under Sections
3.2 through 3.6 of amounts in excess of those payable to such Lender under such sections (determined without regard to the sale of such participation), and (iii) unless such participant is an Affiliate of such Lender, that such participant shall not be entitled to require such Lender to take any action under any Loan Document or to obtain the consent of such participant prior to taking any action under any Loan Document, except for actions which would require the consent of all Lenders under subsection
(a) of Section 10.1. No Lender selling such a participation shall, as between the other parties hereto and such Lender, be relieved of any of its obligations hereunder as a result of the sale of such participation. Each Lender which sells any such participation to any Person (other than an Affiliate of such Lender) shall give prompt notice thereof to Administrative Agent and Borrower; provided, however, that no liability shall arise if any Lender fails to give such notice to Borrower.

       (c)	Except for sales of participations under the
immediately preceding subsection, no Lender shall make any assignment or transfer of any kind of its commitments or any of its rights under its Loans or under the Loan Documents, except for assignments to an Eligible Transferee, or, subject to the provisions of subsection (g) below, to an Affiliate and then only if such assignment is made in accordance with the following requirements:

       (i)	Each such assignment shall apply to all
Obligations owing to the assignor Lender hereunder and to the unused portion of the assignor Lender's commitments, so that after such assignment is made the assignor Lender shall have a fixed (and not a varying) Percentage Share in its Loans and Note and be committed to make that Percentage
Share of all future Loans, the assignee shall have a fixed
Percentage Share in such Loans and Note and be committed to make that Percentage Share of all future Loans, and the Percentage Share of the Maximum Loan Amount of each of the assignor and assignee shall equal or exceed $10,000,000.

       (ii)	The parties to each such assignment shall execute
and deliver to Administrative Agent, for its acceptance and recording in the "Register" (as defined below in this section), an Assignment and Acceptance in the form of
Exhibit I, appropriately completed, together with the Note subject to such assignment and a processing fee payable by such assignor Lender (and not at Borrower's expense) to Administrative Agent of $3,500. Upon such execution, delivery, and payment and upon the satisfaction of the conditions set out in such Assignment and Acceptance, then
(i) Borrower shall issue new Notes to such assignor and assignee upon return of the old Notes to Borrower, and (ii) as of the "Settlement Date" specified in such Assignment and Acceptance the assignee thereunder shall be a party hereto and a Lender hereunder and Administrative Agent shall thereupon deliver to Borrower and each Lender a revised Schedule 1 hereto showing the revised Percentage
Shares of such assignor Lender and such assignee Lender and the Percentage Shares of all other Lenders.

       (iii)	Each assignee Lender organized under the
laws of a jurisdiction outside of the United States shall (to the extent it has not already done so) provide
Administrative Agent and Borrower with the "Prescribed
Forms" referred to in Section 3.7(d).

       (d)	Any Lender may at any time pledge all or any portion
of its Loan and Note (and related rights under the Loan
Documents including any portion of its Note) to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release any such Lender from its obligations under any of the Loan Documents; provided that all related costs, fees and expenses in connection with any such pledge shall be for the sole account of such Lender.

       (e)	By executing and delivering an Assignment and
Acceptance, each assignee Lender thereunder will be confirming to and agreeing with Borrower, Administrative Agent and each other Lender Party that such assignee understands and agrees to the terms hereof, including Article IX hereof.

       (f)	Administrative Agent shall maintain a copy of each
Assignment and Acceptance and a register for the recordation of the names and addresses of Lenders and the Percentage Shares of, and principal amount of the Loans owing to, each Lender from time to time (in this section called the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender Party may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes. The Register shall be available for inspection by Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

       (g)	Any Lender may assign or transfer its commitment or
its rights under its Loans or under the Loan Documents to (i) any Affiliate that is wholly-owned direct or indirect subsidiary of such Lender or of any Person that wholly owns, directly or indirectly, such Lender, or (ii) if such Lender is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by (A) the same investment advisor as any Lender or (B) any Affiliate of such investment advisor that is a wholly-owned direct or indirect subsidiary of any Person that wholly owns, directly or indirectly, such investment advisor, subject to the following additional conditions:

       (x) any right of such Lender assignor and such assignee to vote as a Lender, or any other direct claims or rights against any other Persons, shall be uniformly exercised or pursued in the manner that such Lender assignor would have so exercised such vote, claim or right if it had not made such assignment or transfer;

       (y) such assignee shall not be entitled to payment from any Restricted Person under Sections 3.2 through 3.7 of amounts in excess of those payable to such Lender assignor under such sections (determined without regard to such assignment or transfer); and

       (z) if such Lender assignor assigns or transfers to such assignee any of such Lender's commitment, such assignee may become primarily liable for such commitment, but such assignment or transfer shall not relieve or release such Lender from such commitment.

       (h)	Upon receipt of an affidavit reasonably satisfactory
to Borrower of an officer of any Lender as to the loss, theft, destruction or mutilation of its Note or any Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or such Security Document, Borrower will execute and deliver, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor (or each Restricted Person a party to any such Security Document will execute and deliver a replacement Security Document of like tenor).

       Section 10.6. Confidentiality. Each Lender Party agrees (on behalf of itself and each of its Affiliates, and each of its and their directors, officers, agents, attorneys, employees, and representatives) that it (and each of them) will take all reasonable steps to keep confidential any non-public information supplied to it by or at the direction of any Restricted Person so identified when delivered, provided, however, that this restriction shall not apply to (a) information which has at the time in question entered the public domain, (b) information which is required to be disclosed by Law (whether valid or invalid) of any Tribunal, (c) any disclosure to any Lender Party's Affiliates, auditors, attorneys, or agents, (d) any disclosure to any other Lender Party or to any purchaser or prospective purchaser of participations or other interests in any Loan or Loan Document (provided each such Person first agrees to hold such information in confidence on the terms provided in this section), or (e) any disclosure in the course of enforcing its rights and remedies during the existence of an Event of Default.

       Section 10.7. Governing Law; Submission to Process. Except to the extent that the Law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the Laws of the State of New York and shall be construed and enforced in accordance with and governed by the Laws of the State of New York and the Laws of the United States of America, without regard to principles of conflicts of law. Borrower hereby agrees that any legal action or proceeding against Borrower with respect to this Agreement, the Notes or any of the Loan Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York as Lender Parties may elect, and, by execution and delivery hereof, Borrower accepts and consents for itself and in respect to its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Borrower agrees that Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to the Loan Documents and waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens. In furtherance of the foregoing, Borrower hereby irrevocably designates and appoints CT Corporation system, 111 8th Avenue, New York, New York, 10011, as agent of Borrower to receive service of all process brought against Borrower with respect to any such proceeding in any such court in New York, such service being hereby acknowledged by Borrower to be effective and binding service in every respect. Copies of any such process so served shall also be sent by registered mail to Borrower at its address set forth below, but the failure of Borrower to receive such copies shall not affect in any way the service of such process as aforesaid. Borrower shall furnish to Lender Parties a consent of CT Corporation System agreeing to act hereunder prior to the effective date of this agreement. Nothing herein shall affect the right of Lender Parties to serve process in any other manner permitted by Law of shall limit the right of Lender Parties to bring proceedings against Borrower in the courts of any other jurisdiction. If for any reason Ct Corporation System shall resign or otherwise cease to act as Borrower's agent, Borrower hereby irrevocably agrees to (a) immediately designate and appoint a new agent acceptable to Administrative Agent to serve in such capacity and, in such event, such new agent shall be deemed to be substituted for Ct corporation System for all purposes hereof and (b) promptly deliver to Agent the written consent (in form and substance satisfactory to Administrative Agent) of such new agent agreeing to serve in such capacity.

       Section 10.8. Limitation on Interest. Lender Parties, Restricted Persons and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be contracted for, charged, or received by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender Parties expressly disavow any intention to contract for, charge, or receive excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be contracted for, charged or received by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender's or holder's option, promptly returned to Borrower or other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, Lender Parties and Restricted Persons (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully charge the maximum amount of interest permitted under applicable Law.

       Section 10.9. Termination; Limited Survival. In its sole and absolute discretion Borrower may at any time that no Obligations are owing or outstanding elect in a written notice delivered to Administrative Agent to terminate this Agreement. Upon receipt by Administrative Agent of such a notice, if no Obligations are then owing or outstanding this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations which any Person may have to indemnify or compensate any Lender Party or Agent shall survive any termination of this Agreement or any other Loan Document.
At the request and expense of Borrower, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents.
Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the Joinder of or further action by any Lender.

       Section 10.10. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan
Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

       Section 10.11.  Counterparts.  This Agreement may be
separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same
Agreement.

       Section 10.12. Waiver of Jury Trial, Punitive Damages, Etc. Restricted Persons and Lender Parties mutually hereby knowingly, voluntarily, and intentionally waive the right to a trial by jury in respect of any claim based hereon, arising out of, under or in connection with, this agreement or any other Loan Documents contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party. This waiver constitutes a material inducement for Lenders to enter into this Agreement and the other Loan Documents and make the Loans. Borrower and each Lender Party hereby further (a) irrevocably waives, to the maximum extent not prohibited by Law, any right it may have to claim to recover in any such litigation any "Special Damages," as defined below, (b) certifies that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (c) acknowledges that it has been induced to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this section. As used in this section, "Special Damages" includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds which any party hereto has expressly promised to pay or deliver to any other party hereto.

            [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

       IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BORROWER:                     GENESIS CRUDE OIL, L.P.

                              By:  GENESIS ENERGY, L.L.C.,
                                   its general partner

                              By:  /s/  Ross A. Benavides
                                   --------------------------
                                   Name:  Ross A. Benavides
                                   Title: Chief Financial
                                          Officer, General
                                          Counsel & Secretary

GUARANTORS:                   GENESIS ENERGY, L.P.

                              By:  GENESIS ENERGY, L.L.C.,
                                   its general partner

                              By:  /s/  Ross A. Benavides
                                   --------------------------
                                   Name:  Ross A. Benavides
                                   Title: Chief Financial
                                          Officer, General
                                          Counsel & Secretary

                              GENESIS ENERGY, L.L.C.

                              By:  /s/  Ross A. Benavides
                                   --------------------------
                                   Name:  Ross A. Benavides
                                   Title: Chief Financial
                                          Officer, General
                                          Counsel & Secretary

                              Address for Borrower and
                                Guarantors:

                              500 Dallas Street, Suite 2500
                              Houston, Texas  77002
                              Attention:  Ross A. Benavides
                              Telephone:  713-860-2528
                              Fax:  713-860-2636

                              CITICORP NORTH AMERICA, INC.,
                              Administrative Agent, Collateral
                                Agent, LC Issuer and a Lender


                              By:  /s/  John Dorans
                                   --------------------------
                                   Name:  John Dorans
                                   Title: Vice President

                              Address:

                              Citicorp North America, Inc.
                              1200 Smith Street, Suite 2000
                              Houston, Texas 77002
                              Attention:  Brian Smith
                              Telephone:  (713) 654-2911
                              Fax:  (713) 664-2849